UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Sabra Health Care REIT, Inc.

(Name of Registrant as Specified In Its Charter)

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Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 21, 2019

To the Stockholders of Sabra Health Care REIT, Inc.:

Notice is hereby given that the 2019 annual meeting of stockholders (the “Annual Meeting”) of Sabra Health Care REIT, Inc. (the “Company”) will be held at the Company’s headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 on Friday, June 21, 2019, at 9:00 a.m., Pacific time, for the following purposes:

(1)

To elect to the Board of Directors the nine nominees named in the attached Proxy Statement to serve until the Company’s 2020 annual meeting of stockholders and until their respective successors are elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3)	To approve, on an advisory basis, the compensation of the Company’s named executive officers; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record of the Company’s common stock as of the close of business on April 24, 2019 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,
Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary

Irvine, California
April 29, 2019

SABRA HEALTH CARE REIT, INC.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

PROXY STATEMENT

The Board of Directors of Sabra Health Care REIT, Inc. (“Sabra,” “we,” “our” and “us”) solicits your proxy for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific time, on Friday, June 21, 2019 at our headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and at any and all adjournments or postponements of the Annual Meeting. These proxy materials are first being sent or made available to our stockholders on or about May 3, 2019.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (“2018 Annual Report”) are posted in the Investors—Financials section of our website at www.sabrahealth.com. You can also view these materials at www.proxyvote.com by using the control number provided on your proxy card or Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why did I receive only a Notice of Internet Availability?

A:

As permitted by the Securities and Exchange Commission (the “SEC”), Sabra is furnishing to stockholders its Notice of Annual Meeting, Proxy Statement and 2018 Annual Report primarily over the Internet. On or about May 3, 2019, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	What items will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

•

the election to the Board of Directors of the nine nominees named in this Proxy Statement to serve until the 2020 annual meeting of stockholders and until their respective successors are elected and qualified (Proposal No. 1);

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2); and

•	the approval, on an advisory basis, of the compensation of our Named Executive Officers (as hereinafter defined) (Proposal No. 3).

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “—How will voting on any other business be conducted?” below.

Q:	How does the Board recommend I vote on these items?

A:	The Board of Directors recommends that you vote your shares:

•

FOR the election to the Board of Directors of each of the following nine nominees: Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Ronald G. Geary, Lynne S. Katzmann, Raymond J. Lewis, Jeffrey A. Malehorn, Richard K. Matros and Milton J. Walters (Proposal No. 1);

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2); and

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal No. 3).

Q:	Who is entitled to vote at the Annual Meeting?

A:

The record date for the Annual Meeting is April 24, 2019. Stockholders of record of Sabra’s common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Q:	What options are available to me to vote my shares?

A:

Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in “street name”), your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You	may vote via the Internet.

(1)

If you received a Notice of Internet Availability or a copy of the proxy materials electronically by email, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability or the electronic copy of the proxy materials you received; or

(2)

If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form, as applicable.

You may vote via telephone. If you are a stockholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone. Most stockholders who hold their shares in street name may submit voting instructions by calling the telephone number specified on the voting instruction form provided by their bank, broker or other nominee. Those stockholders should check the voting instruction form for telephone voting availability.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

Q:	What is the deadline for voting my shares?

A:

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on June 20, 2019 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by Sabra before voting begins at the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee that holds your shares.

Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

A:	Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting to our Secretary, before the voting begins at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•

properly submitting a proxy on a later date prior to the deadlines specified in “—What is the deadline for voting my shares?” above (only the latest proxy submitted by a stockholder by Internet, telephone or mail will be counted); or

•	attending the Annual Meeting and voting in person; attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or other nominee holding your shares by the deadline for voting specified in the voting instruction form provided by your bank, broker or other nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting, any previous voting instructions will be revoked, and you may vote by attending the Annual Meeting and voting in person.

Q:	How many shares are eligible to vote at the Annual Meeting?

A:

As of the close of business on the record date of April 24, 2019, there were 179,501,043 shares of Sabra common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.

Q:	How is a quorum determined?

A:

A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of holders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted your proxy or voting instructions by telephone or the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See “—How will votes be counted at the Annual Meeting?” below.

Q:	What is required to approve each proposal at the Annual Meeting?

A:

Election of Directors (Proposal No. 1). Our Amended and Restated Bylaws (“Bylaws”) provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. As required by our Bylaws, each incumbent director has submitted an irrevocable letter of resignation as a director that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected. The majority voting standard is discussed further under the section entitled “Election of Directors (Proposal No. 1)—Majority Voting Standard.”

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Other Items (Proposal Nos. 2 and 3). Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting.

Notwithstanding this vote standard required by our Bylaws, Proposal No. 2 (ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019) and Proposal No. 3 (advisory approval of named executive officer compensation) are advisory only and are not binding on Sabra. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.

Q:	How will votes be counted at the Annual Meeting?

A:

In the election of directors (Proposal No. 1), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. For the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2) and the advisory vote on executive compensation (Proposal No. 3), you may vote FOR, AGAINST or ABSTAIN. Abstentions with respect to any proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2) is considered routine under applicable rules, while each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.

Q:	How will my shares be voted if I do not give specific voting instructions in the proxy or voting instructions I submit?

A:

If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the Notice of Annual Meeting, your shares will be voted as recommended by the Board of Directors on those items. See “—How does the Board recommend I vote on these items?” above.

Q:	How will voting on any other business be conducted?

A:

Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders named in the proxies solicited by the Board of Directors to vote on those matters in their discretion.

Q:	Who will bear the costs of the solicitation of proxies?

A:

The cost of preparing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the Notice of Internet Availability and the form of proxy, the cost of mailing such materials to stockholders or making them available on the Internet and the cost of soliciting proxies will be paid by Sabra. In addition to solicitation by mail, certain officers, regular employees and directors of Sabra, without receiving any additional compensation, may solicit proxies personally or by telephone. Sabra will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Sabra common stock as of April 24, 2019 for the following: (i) each of Sabra’s directors and each executive officer of Sabra identified as a “Named Executive Officer” in this Proxy Statement, (ii) all persons who are directors and executive officers of Sabra as a group and (iii) any person who is known by Sabra to be the beneficial owner of more than 5% of Sabra’s outstanding common stock. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

Name of Beneficial Owner	Sabra Shares Beneficially Owned(1)		Percent of Sabra Shares(1)
Directors and Named Executive Officers:
Richard K. Matros	1,082,532	(2)	*
Harold W. Andrews, Jr.	272,923	(3)	*
Talya Nevo-Hacohen	267,752	(3)	*
Craig A. Barbarosh	68,026	(4)	*
Robert A. Ettl	75,255	(5)	*
Michael J. Foster	71,630	(6)	*
Ronald G. Geary	26,970	(7)	*
Lynne S. Katzmann	2,085	(8)
Raymond J. Lewis	252,423	(7)	*
Jeffrey A. Malehorn	29,613	(7)	*
Milton J. Walters	45,225	(9)	*
All persons who are directors and executive officers of Sabra as a group (11 persons, each of whom is named above)	2,194,434	(10)	1.2%
5% Stockholders:
The Vanguard Group, Inc. and affiliates 100 Vanguard Blvd. Malvern, PA 19355	27,311,908	(11)	15.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	25,466,841	(12)	14.3%
Cohen & Steers, Inc. and affiliates 280 Park Avenue, 10th Floor New York, NY 10017	25,191,152	(13)	14.1%

*	Less than 1.0%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted below, applicable percentage ownership is determined based on 179,501,043 shares of Sabra common stock outstanding as of April 24, 2019. Restricted stock units vesting within 60 days of April 24, 2019 and shares of common stock subject to restricted stock units that have vested but the payment of which has been deferred until (i) in the case of Named Executive Officers, the fifth calendar year following the grant date (subject to earlier payment in connection with the executive’s death, disability, termination of employment and certain change in control transactions) or (ii) in the case of directors, the earlier of the fifth anniversary of the grant date, a change in control or the director’s separation from service from the Board of Directors, are considered outstanding for purposes of computing the share amount and percentage ownership of the person holding such restricted stock units, but Sabra does not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)

Consists of (i) 9,543 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 1,072,989 shares held by the R&A Matros Revocable Trust, with respect to which Mr. Matros shares voting and investment power.

(3)	Includes 4,337 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock.
(4)

Includes (i) 26,030 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 872 shares of common stock subject to restricted stock units that vest within 60 days of April 24, 2019.

(5)

Includes (i) 26,089 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock, (ii) 872 shares of common stock subject to restricted stock units that vest within 60 days of April 24, 2019 and (iii) 48,294 shares that are held by the Ettl Family Trust, with respect to which Mr. Ettl shares voting and investment power.

(6)

Includes (i) 9,470 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 872 shares of common stock subject to restricted stock units that vest within 60 days of April 24, 2019.

(7)

Includes (i) 9,615 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 872 shares of common stock subject to restricted stock units that vest within 60 days of April 24, 2019.

(8)

Consists of (i) 695 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 1,390 shares of common stock subject to restricted stock units that vest within 60 days of April 24, 2019.

(9)

Includes (i) 9,470 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock, (ii) 872 shares of common stock subject to restricted stock units that vest within 60 days of April 24, 2019 and (iii) 10,000 shares of common stock that are held by Tri-River Capital, an entity with respect to which Mr. Walters has sole voting and investment power.

(10)

Includes (i) 1,121,283 shares held by family trusts, with respect to which the officer or director shares voting and investment power, (ii) 118,816 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock, (iii) 7,494 shares of common stock subject to restricted stock units that vest within 60 days of April 24, 2019 and (iv) 10,000 shares held by an entity with respect to which the officer has sole voting and investment power.

(11)

Beneficial share ownership information is given as of December 31, 2018 and was obtained from a Schedule 13G/A filed with the SEC on February 13, 2019 by The Vanguard Group, Inc. (“Vanguard”). According to the Schedule 13G/A, Vanguard has sole voting power over 333,069 shares, shared voting power over 202,610 shares, sole dispositive power over 26,950,939 shares and shared dispositive power over 360,969 shares of our common stock. The Schedule 13G/A states that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 158,359 shares as a result of serving as investment manager of collective trust accounts. The Schedule 13G/A also states that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 377,320 shares as a result of serving as investment manager of Australian investment offerings. According to information received from Vanguard, the number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 8,504,383 shares, representing 4.8% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard Real Estate Index Fund (“Vanguard Real Estate Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on January 31, 2019 with the SEC. According to the Schedule 13G/A, Vanguard Real Estate Fund has sole voting power over 8,504,383 shares and no dispositive power over any shares of our common stock. Vanguard has represented to us that no Vanguard entity, trust or fund has a direct or indirect ownership in our common stock in excess of 9.9%.

(12)

Beneficial share ownership information is given as of December 31, 2018 and was obtained from a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has sole voting power over 24,979,392 shares and sole dispositive power over 25,466,841 shares of our common stock. The Schedule 13G/A states that BlackRock is a parent holding company and that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of Sabra’s common stock but that no one person’s interest in our common stock is more than five percent of the total outstanding common shares.
(13)

Beneficial share ownership information is given as of March 31, 2019 and was obtained from a Schedule 13G/A filed with the SEC on April 10, 2019 by Cohen & Steers, Inc. (“Cohen & Steers”). According to the Schedule 13G/A, Cohen & Steers has sole voting power over 21,524,275 shares and sole dispositive power over 25,191,152 shares of our common stock. The Schedule 13G/A also states that Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, is the beneficial owner of 24,610,726 of these shares, representing 13.8% of our outstanding common stock, and has sole voting power over 21,425,921 of such shares and sole dispositive power over all 24,610,726 of such shares, and that Cohen & Steers UK Limited, a wholly-owned subsidiary of Cohen & Steers, is the beneficial owner of 580,426 of these shares. Cohen & Steers has represented to us that no Cohen & Steers entity, trust or fund has a direct or indirect ownership in our common stock in excess of 9.9%.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is a brief biographical description of each of our directors, all of whom have been nominated for election to the Board of Directors at the Annual Meeting. Sabra believes that its directors should be of high character and integrity, be accomplished in their respective fields, have relevant expertise and experience and collectively represent a diversity of backgrounds and experiences. The disclosure below identifies and describes the key experience, qualifications and skills that are important for persons who serve on Sabra’s board of directors in light of its business and structure. The specific experiences, qualifications and skills that led to the conclusion that each of our directors should serve on the Board of Directors is also included in the table and in the biographical description for each director provided below.

•

Leadership experience. The Board of Directors believes that directors with experience in a significant leadership position, such as having served as chief executive officer of another entity, will provide the Board with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•

Finance experience. The Board of Directors believes that an understanding of finance and financial reporting processes is important for its directors and therefore it seeks directors who are financially knowledgeable. Sabra measures its operating and strategic performance primarily by reference to financial measures. In addition, accurate financial reporting and robust auditing are critical to Sabra’s success.

•

Industry experience. Sabra seeks directors with experience as executives or directors or in other leadership positions in the industries in which it operates. The Board of Directors believes that such experience is important to the director’s understanding of Sabra’s operations, risks and opportunities.

•

Public company experience. The Board of Directors believes that directors with experience as executives or directors in publicly owned corporations, including as members of the key standing board committees of those corporations, will be more familiar with the securities laws and other issues faced by public companies that do not affect privately owned corporations.

•	Other experience. Sabra seeks directors who bring diverse, yet relevant experience to the Board of Directors.

	Matros	Barbarosh	Ettl	Foster	Geary	Katzmann	Lewis	Malehorn	Walters
Leadership experience
CEO / Business Head	✓		✓		✓	✓	✓	✓	✓
Senior Management	✓		✓	✓	✓	✓	✓	✓	✓
Finance experience
Financial Literacy / Accounting	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial / Capital Markets	✓	✓	✓		✓		✓	✓	✓
Investment Expertise			✓	✓	✓	✓		✓	✓
Industry experience
REIT / Real Estate	✓	✓			✓		✓	✓
Healthcare	✓	✓	✓	✓	✓	✓	✓	✓
Portfolio and Operations Management	✓					✓	✓	✓
Public company experience
Executive	✓				✓		✓
Board / Committee	✓	✓	✓	✓	✓		✓	✓	✓
Other experience
Risk Oversight / Management	✓	✓	✓		✓	✓	✓	✓
Legal / Regulatory		✓			✓
Professional Accreditation / Education		✓	✓		✓	✓			✓

In addition to the diversity of experiences illustrated above, our Board of Directors also represents a mix of tenures and ages and is highly independent, as illustrated below:

DIRECTOR TENURE	AGE	INDEPENDENCE

Craig A. Barbarosh. Mr. Barbarosh, 51, has served on our Board of Directors since November 2010. He has been a partner at the law firm of Katten Muchin Rosenman (“Katten”) since June 2012 and is a nationally recognized restructuring expert. Mr. Barbarosh serves on Katten’s Board of Directors. From 1999 until joining Katten, Mr. Barbarosh was a partner at the law firm of Pillsbury Winthrop Shaw Pittman LLP where he served in several leadership positions including on the firm’s Board of Directors, as the Chair of the firm’s Board Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. Mr. Barbarosh also currently serves as a director, as Vice Chairman of the Board, as chair of the compensation committee and as a member of the special transaction and nominating and governance committees, of Quality Systems, Inc., a developer and marketer of healthcare information systems. From January 2016 until October 2016, Mr. Barbarosh served as a director, and as chair of the nominating and governance committee and member of the audit and compensation committees, of BioPharmX, Inc., a specialty pharmaceutical company. From September 2017 until February 2018, Mr. Barbarosh served as a director, and as a member of the compensation committee, of Bazaarvoice, Inc., a SaaS-based provider of consumer engagement software to the retail sector.

Director Qualifications:

•	Public company experience—current director and chair of the nominating and governance committee of a public company; and

•	Other experience as a practicing attorney specializing in the area of financial and operational restructuring and related mergers and acquisitions, including in the real estate industry.

Robert A. Ettl. Mr. Ettl, 59, has served on our Board of Directors since November 2010. He currently serves as Chief Operating Officer of Harvard Management Company (HMC). Mr. Ettl joined HMC in October 2008. HMC manages the endowment for Harvard University. Previously, he was a Managing Director with Allianz Global Investors from 2001 to 2008, where he was most recently Chief Executive Officer for the Alpha Vision hedge fund subsidiary from 2003 to 2007 and served as an internal management consultant from 2007 to 2008. He was also the firm’s Global Chief Technology and Operations Officer from 2001 to 2003. Prior to its acquisition by Allianz, Mr. Ettl held various roles at Pacific Investment Management Co. (“PIMCO”) from 1995 to 2000. He joined PIMCO in 1995 as Chief Operations Officer, later focusing on PIMCO’s international expansion as Chief Operating Officer of PIMCO’s Global unit in 1998 and became Executive Vice President and Chief Information Officer in 1999. Mr. Ettl has previously held management positions in Salomon Brothers’ government arbitrage trading analytics, technology and operations divisions. He also was associated with Arthur Andersen & Co. (now Accenture) as a senior consultant. Mr. Ettl served as a director of Advent Software, Inc., a formerly publicly traded provider of software and services for the investment management industry, from November 2007 until November 2009.

Director Qualifications:

•

Leadership experience—expertise managing operations of financial services companies in a variety of officer positions including chief executive officer, chief operating officer, and chief technology officer;

•

Finance experience—chief operating officer of Harvard Management Company responsible for managing Harvard University’s endowment and related assets and previously chief executive officer of a hedge fund;

•	Industry experience—management consulting in the healthcare field; and

•	Public company experience—former director and a member of the audit committee of a public company.

Michael J. Foster. Mr. Foster, 65, has served on our Board of Directors since November 2010. He served as a member of the predecessor Sun Healthcare Group, Inc.’s (“Old Sun”) board of directors from 2005 until our 2010 separation from Old Sun (the “Separation”) and as a member of Sun Healthcare Group, Inc.’s (“Sun”) board of directors from the Separation until Sun’s acquisition by Genesis HealthCare LLC in December 2012. Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners VII L.P., RFE Investment Partners VIII, L.P. and RFE Investment Partners IX L.P. (collectively referred to as “RFE”) and other private equity investment funds. Mr. Foster was a director of several publicly held healthcare companies more than five years ago, including Res-Care, Inc. (“Res-Care”), a formerly publicly held provider of residential training and support services for persons with developmental disabilities and certain vocational training services, from 2001 to 2005. Mr. Foster is also, and has been previously, a director of several privately held portfolio companies of RFE, including Peak Medical Corporation, an operator of long-term care inpatient centers, from 1998 to 2005.

Director Qualifications:

•	Leadership experience—managing director of a financial services company;

•	Finance experience—managing director of a financial services company;

•	Industry experience—former director of a long-term care company;

•	Public company experience—former director of several public companies; and

•	Other experience as director of multiple privately held companies.

Ronald G. Geary. Mr. Geary, 71, has served on our Board of Directors since our August 2017 acquisition of Care Capital Properties, Inc. (“CCP”). He served as a member of CCP’s board of directors from 2015 until the closing of our acquisition of CCP, as the chairman of CCP’s audit committee and as a member of its investment committee. Previously, he served as a member of the board of directors of Ventas, Inc. (“Ventas”) from 1998 until the spin-off of CCP from Ventas in 2015. Mr. Geary served as President of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky from 2006 until July 2018. He previously served as President of Res-Care, a formerly publicly held provider of residential training and support services for persons with developmental disabilities and certain vocational training services, from 1990 to 2006 and as Chief Executive Officer of Res-Care from 1993 to 2006. Before that, Mr. Geary was Chief Operating Officer of Res-Care from 1990 to 1993.

Director Qualifications:

•

Leadership experience—former president of a private company and former president, chief executive officer and chief operating officer of a publicly traded provider of residential training and support services;

•	Finance experience—certified public accountant and former chairman of audit committee of a public company;

•	Industry experience—former executive in the healthcare industry;

•	Public company experience—former director, committee chair and committee member of public companies and former executive officer of a public company; and

•	Other experience as a practicing attorney with strong skills in corporate finance, mergers and acquisitions, strategic planning, government relations, and corporate governance.

Lynne S. Katzmann. Ms. Katzmann, 62, has served on our Board of Directors since March 2019. She currently serves as President and Chief Executive Officer of Juniper Communities (“Juniper”), a national seniors housing company that Ms. Katzmann founded in 1988 and that invests in, develops and operates senior living and long-term care communities. Prior to founding Juniper, Ms. Katzmann was a Vice President of JMK Associates, Inc. from 1986 to 1987 and held positions at Metrocare, Inc. from 1984 to 1986 and at HealthChoice, Inc. in 1983. Ms. Katzmann has held memberships and leadership roles in various professional and community organizations, including currently serving on the Board of Directors of the Elder Care Alliance, the Executive Board of the American Seniors Housing Association, the Advisory Board of Senior Living 100, the Board of Trustees of Partners for Health, the Board of Advisors of Tufts University Medical School, and as the Secretary and Treasurer on the Board of Trustees of Naropa University. Ms. Katzmann holds a doctorate in health policy from the London School of Economics. In March 2019, Ms. Katzmann was selected as the inaugural recipient of the McKnight’s Women of Distinction Lifetime Achievement Award for her outstanding contributions to senior living and skilled care.

Director Qualifications:

•	Leadership experience—current president and chief executive officer of a national seniors housing company; and

•

Industry experience—founder and current president and chief executive officer of a national seniors housing company that is spearheading an industry-wide initiative in managed care to improve outcomes and drive new revenues to seniors housing for preventative care and lifestyle management.

Raymond J. Lewis. Mr. Lewis, 54, has served on our Board of Directors since our August 2017 acquisition of CCP. He was CCP’s Chief Executive Officer and a member of its board of directors from the August 2015 spin-off of CCP from Ventas until the closing of our acquisition of CCP, and was a member of its executive committee and investment committee. From 2002 to 2015, he held various executive positions of increasing responsibility at Ventas, most recently serving as President from 2010 to 2015. Before that, he was Managing Director of Business Development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation (“GECC”), where he led a team focused on mergers and portfolio acquisitions of healthcare assets, and Executive Vice President of Healthcare Finance for Heller Financial, Inc., which was acquired by GECC in 2001, where he had primary responsibility for healthcare lending. He is Chairman Emeritus of the National Investment Center for the Seniors Housing & Care Industry, a former member of the Advisory Board of Governors of NAREIT, and former Vice Chairman of the American Seniors Housing Association.

Director Qualifications:

•	Leadership experience—former executive of publicly traded healthcare REITs;

•

Finance experience—former executive of financial services companies with responsibility for healthcare lending and mergers and portfolio acquisitions, and experience in financing operations, including by accessing capital markets, as an executive of publicly traded healthcare REITs;

•

Industry experience—former director and executive of publicly traded healthcare REITs with strong skills in real estate finance, mergers and acquisitions, portfolio management, capital markets, and strategic planning; and

•	Public company experience—former director and executive of publicly traded healthcare REITs.

Jeffrey A. Malehorn. Mr. Malehorn, 58, has served on our Board of Directors since our August 2017 acquisition of CCP. He served as a member of CCP’s board of directors from 2015 until the closing of our acquisition of CCP, and as a member of its compensation, executive and investment committees. Mr. Malehorn served as President and Chief Executive Officer of World Business Chicago, a public-private, non-profit, partnership between the City of Chicago and the business community focused on economic development, from 2013 until November 2017 and now serves as an executive advisor and board member. He previously spent 28 years in various capacities at General Electric Corporation, most recently serving as President and CEO of GE Capital, Commercial Distribution Finance, from 2009 to 2012, President and CEO of GE Capital Healthcare Financial Services from 2004 to 2008, and President and CEO of GE Commercial Finance’s Global Financial Restructuring Business from 2002 to 2004. Additionally, Mr. Malehorn was Corporate Citizenship Leader for GE Chicago and the Co-Leader for GE Capital America’s Commercial Council. He was named a GE Company Officer in 2001. From 1991 through 2001, Mr. Malehorn was a Leader at GE Capital Real Estate, where he founded and led the Senior Living & Hospitality Financing business unit from 1993 to 1995, led the debt and equity origination business nationally from 1997 to 1998, and was the European Platform Leader from 1999 to early 2002. Mr. Malehorn is the former Chairman of the Board of the Metropolitan Chicago American Heart Association, serves as a Board member of Junior Achievement and the Greater Chicago Food Depository and was a founding Midwest Board member for BuildOn.

Director Qualifications:

•	Leadership experience—variety of officer positions including president and chief executive officer;

•	Finance experience—variety of officer and other positions in the financial services industry;

•	Industry experience—executive experience and strong skills in portfolio and operations management and other areas; and

•	Public company experience—former director and committee member of a publicly traded healthcare REIT.

Richard K. Matros. Mr. Matros, 65, has served as Sabra’s President and Chief Executive Officer and as a director since May 2010, and he has served as Chairman of the Board since November 2010. He was Chairman of the board of directors and Chief Executive Officer of Old Sun from 2001 until the Separation. Mr. Matros founded and served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000 and as a director from 1998 until its sale in December 2010. From 1998 until the sale of its operations in 2006, Mr. Matros was also a member of, and a member of the management committee of, CareMeridian, LLC (“CareMeridian”), a healthcare company that specialized in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury and other catastrophic injuries. Previously, from 1994 to 1997, he served Regency Health Services, Inc., a publicly held long-term care operator, holding positions as Chief Executive Officer, President, director and Chief Operating Officer. Prior to that time, from 1988 to 1994, he served Care Enterprises, Inc., holding positions as Chief Executive Officer, President, Chief Operating Officer, director and Executive Vice President—Operations. Mr. Matros currently serves on the executive board for RFE Investment Partners and is the Executive Producer of Sabra Films, LLC.

Director Qualifications:

•	Leadership experience—current and former chief executive officer;

•	Finance experience—experience in financing operations, including by accessing capital markets, as an executive of publicly held companies;

•	Industry experience—chief executive officer of Sabra since the Separation and executive of long-term care companies for over 25 years and experience in long-term care companies for 35 years; and

•	Public company experience—current and former chief executive officer of publicly held companies.

Milton J. Walters. Mr. Walters, 76, has served on our Board of Directors since November 2010. He served as a member of Old Sun’s board of directors from 2001 until the Separation and as a member of Sun’s board of directors, the chairman of Sun’s audit committee and a member of its compensation committee from the Separation until Sun’s acquisition by Genesis HealthCare LLC in December 2012. Mr. Walters has served with a financial consulting firm as President of Tri-River Capital since 1999 and previously served with investment banking companies for over 25 years, including: Managing Director of Prudential Securities from 1997 to 1999; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988, where he was in charge of the financial institutions group; and the head of the financial institutions group of Warburg Paribas Becker and its predecessor AG Becker from 1969 to 1984, including as Managing Director from 1978 to 1984. Previously, from 2008 until its sale in June 2014, Mr. Walters served as a director of Frederick’s of Hollywood Group, Inc., a former publicly held company that designs, manufactures and sells women’s clothing, where he most recently served as the lead director and sole member of the independent committee and as a member of the nominating and governance committee. Mr. Walters also serves on the board of directors and as the vice president and a member of the executive committee of Lyme Land Conservation Trust, a non-profit organization, and formerly served as chairman of the board of directors of the Southeast Connecticut World Affairs Council, also a non-profit organization.

Director Qualifications:

•	Leadership experience—current president of a financial consulting firm, former managing director of investment banking companies and former chairman of a non-profit organization;

•	Finance experience—former audit committee chairman of public companies and extensive experience from 40 years of financial consulting and investment banking positions; and

•	Public company experience—director and audit committee chairman of public companies.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. Matros, whose biographical information is set forth above.

Harold W. Andrews, Jr. Mr. Andrews, 54, served as Sabra’s Treasurer and Secretary from May 2010 to November 2010 and has served as Sabra’s Executive Vice President, Chief Financial Officer and Secretary since November 2010. From 1997 to 2017, Mr. Andrews was a member of, and a member of the management committee of, Journey Health Properties, LLC and Journey Lane 5, LLC, two real estate holding entities he organized to own and lease specialized healthcare facilities and a commercial office building. From 1997 to May 2008, Mr. Andrews was also a member, a member of the management committee and Chief Financial Officer of CareMeridian. Previously, from 1996 to 1997, Mr. Andrews served as the Vice President of Finance for Regency Health Services, Inc., a provider of post-acute care services. Prior to that time, he spent 10 years in public accounting at Arthur Andersen LLP, including serving as senior manager for publicly traded healthcare and real estate companies. Mr. Andrews is also a certified public accountant and a member of the AICPA and Financial Executives International. He also serves on the board of directors of Links Players International, a non-profit organization.

Talya Nevo-Hacohen. Ms. Nevo-Hacohen, 59, has served as Sabra’s Executive Vice President, Chief Investment Officer and Treasurer since November 2010. From September 2006 to August 2008 and from February 2009 to November 2010, Ms. Nevo-Hacohen served as an advisor to private real estate developers and operators regarding property acquisitions and dispositions, corporate capitalization, and equity and debt capital raising. From August 2008 to February 2009, Ms. Nevo-Hacohen was a Managing Director with Cerberus Real Estate Capital Management, LLC, an affiliate of Cerberus Capital Management, L.P., a private investment firm. From 2003 to 2006, Ms. Nevo-Hacohen served as Senior Vice President—Capital Markets and Treasurer for HCP, Inc., a healthcare REIT. Previously, from 1993 to 2003, Ms. Nevo-Hacohen worked for Goldman, Sachs & Co. where she was a Vice President in the investment banking and finance, operations and administration divisions. Prior to her affiliation with Goldman Sachs, she practiced architecture and was associated with several architectural firms in New York.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

We are committed to effective corporate governance that promotes the long-term interests of our stockholders and strengthens Board and management accountability.

Governance Highlights

✓ Annual Election of Directors	✓ Active Stockholder Engagement Practices
✓ Highly Independent Board (8 of 9 Directors) and Fully Independent Committees	✓ Policies and Practices to Align Executive Compensation with Long-Term Stockholder Interests
✓ Four New Independent Directors in Last Two Years	✓ Lead Independent Director with a Well-Defined Role and Robust Responsibilities
✓ Comprehensive New Director Orientation Process	✓ Annual Review of CEO and Management Succession Plans
✓ Majority Voting for Directors in Uncontested Elections, with a Director Resignation Policy	✓ Commitment to Consider Qualified Female and Minority Candidates
✓ No Supermajority Vote Requirements	✓ Written Related Person Transaction Policy
✓ Robust Stock Ownership Requirements for Executives and Directors	✓ Anti-Hedging and Anti-Pledging Policies
✓ Annual Board and Committee Evaluations	✓ Clawback Policy
✓ Regular Executive Sessions of Independent Directors	✓ Stockholder Proxy Access Right Reflecting Market Standard Terms
✓ Stockholder Right to Amend Bylaws by Majority Vote	✓ No Stockholder Rights Plan

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chairman of the Board and the Lead Independent Director, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation.

Our Corporate Governance Guidelines underscore our focus on diversity, by explicitly stating that the Board of Directors and the Nominating and Governance Committee are committed to actively seeking qualified women and individuals from minority groups to include in the pool from which new Board members or director nominees are selected.

A current copy of the Corporate Governance Guidelines is posted in the Investors—Corporate Governance section of our website at www.sabrahealth.com.

Commitment to Diversity

We are focused on maintaining a diverse and inclusive workforce (both at the workforce level and at the senior management level), as our Board believes that diversity is vital to our continued success. As of

December 31, 2018, women comprised 33% of our executive officers and 61% of our full-time employees. In addition, our workforce is also diverse by age, national origin, ethnicity and cultural background. We are also committed to diversity at the Board level. As described above, our Corporate Governance Guidelines underscores our focus on diversity. Our Board of Directors is committed to having a Board that collectively represents a diversity of backgrounds and experiences in order to best ensure the continued success of our business and represent stockholder interests. In furtherance of this objective, our Board of Directors and the Nominating and Governance Committee are committed to actively seeking qualified women and individuals from minority groups to include in the pool from which new Board members or director nominees are selected, and our Board of Directors and the Nominating and Governance Committee upheld this commitment in their recent search for a new Board member and resulting appointment of Ms. Katzmann as a new director.

Stockholder Engagement

Our management and our Board of Directors value the input of our stockholders and prioritize engaging with our stockholders by various methods, including meetings with stockholders at investor-driven events, direct outreach to stockholders and in connection with stockholder-initiated matters. In 2018, our management engaged with our stockholders on a variety of topics, including developments in our business, corporate strategy, industry trends, and corporate governance and executive compensation practices. Stockholder feedback is shared with our Board of Directors and its committees, which enhances our corporate governance practices and facilitates future dialogue with our stockholders.

Our stockholder engagement is a collaborative process and we regularly seek feedback on whether the information we report, as well as our corporate governance practices, are responsive to investor needs. As examples of this collaborative approach, in recent years, we made substantial revisions to our quarterly supplemental disclosure package to reflect input from our stockholders and received very positive feedback on those revisions; we amended our Bylaws to provide our stockholders, to the same extent as the Board, the power to amend our Bylaws; we amended our Corporate Governance Guidelines to underscore our commitment to diversity as part of our engagement with our stockholders regarding governance matters; and we upheld that commitment to diversity in the recent search for a new Board member and resulting appointment of Ms. Katzmann as a new director. In addition, we recently amended our Bylaws to implement proxy access following engagement on this topic with our stockholders.

Our engagement with investors during 2018 included attending nine investor conferences and two non-deal roadshows, as well as other investor outreach, which allowed us to engage with numerous stockholders, including 26 of our top 50 stockholders (representing over 50% of our outstanding common stock).

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of our Board of Directors qualify as “independent directors” under applicable rules of The Nasdaq Stock Market LLC (the “Nasdaq rules”) and the rules and regulations of the SEC. In considering the independence of each director, the Board of Directors reviews information provided by each director and considers whether any director has a relationship that would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director. Our Board of Directors has affirmatively determined that none of Messrs. Barbarosh, Ettl, Foster, Geary, Lewis, Malehorn or Walters nor Ms. Katzmann has a relationship that, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director and that each such director is an independent director under the Nasdaq and SEC rules. Mr. Matros does not qualify as an independent director because he is employed as our President and Chief Executive Officer.

Proxy Access

Our Board of Directors has implemented a proxy access provision in our Bylaws, which permits a stockholder, or group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and require us to include in our proxy materials for an annual meeting of stockholders director candidates constituting up to 25% of the Board of Directors (rounded down to the nearest whole number, but not less than two), provided that the stockholder(s) and the nominee(s) satisfy the eligibility and procedural requirements described in our Bylaws. For more information on using proxy access to nominate directors, see “Stockholder Proposals and Director Nominations for 2020 Annual Meeting of Stockholders.”

Committees of the Board of Directors

The standing committees of our Board of Directors include: Audit, Compensation, and Nominating and Governance. The members of these standing committees are appointed by and serve at the discretion of the Board of Directors. Current copies of the charters for each of these committees are posted in the Investors—Corporate Governance section of our website at www.sabrahealth.com.

Our Chief Executive Officer and our Chief Financial Officer and Secretary regularly attend meetings of our Board committees when they are not in executive session and report on matters that are not addressed by other officers. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

The following table presents the composition of the committees of our Board of Directors as of the date of this Proxy Statement and the number of meetings held by each committee in 2018:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Craig A. Barbarosh	Chair	✓
Robert A. Ettl		Chair	Chair
Michael J. Foster	✓		✓
Ronald G. Geary	✓		✓
Lynne S. Katzmann
Raymond J. Lewis
Jeffrey A. Malehorn	✓	✓
Milton J. Walters	✓	✓	✓
Total Meetings in 2018	5	4	3

Audit Committee

The Audit Committee consists of Mr. Barbarosh (Chair), Mr. Foster, Mr. Geary, Mr. Malehorn and Mr. Walters. The Board of Directors has determined that each member of the Audit Committee is an “independent director” under the Nasdaq rules. In addition, each member of the Audit Committee is also “independent” under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and satisfies the additional financial literacy requirements of the Nasdaq rules. The Board has designated two members of the Audit Committee, Mr. Foster and Mr. Geary, as “audit committee financial experts” as defined by SEC rules. The Board based its determination on the qualifications and business experience of each of Mr. Foster and Mr. Geary described above under “Board of Directors and Executive Officers—Directors of the Company.”

The Audit Committee is responsible for overseeing Sabra’s accounting and financial reporting processes and the audit of Sabra’s financial statements, including the integrity of Sabra’s financial statements, the qualifications and independence of Sabra’s independent registered public accounting firm and the performance of Sabra’s independent registered public accounting firm and internal auditors. Among other things, the Audit Committee is responsible for the appointment, compensation and retention of Sabra’s independent registered public accounting firm; pre-approval of all audit and non-audit services to be performed by the independent registered public accounting firm; review of Sabra’s internal controls and disclosure controls and procedures; oversight of Sabra’s internal audit function; oversight of Sabra’s legal and regulatory compliance and risk assessment and risk management policies; and review and approval of any related party transactions. The Audit Committee is also responsible for preparing the Audit Committee Report included in this Proxy Statement. In performing its responsibilities, the Audit Committee meets regularly with management, Sabra’s independent registered public accounting firm and Sabra’s internal auditors.

Compensation Committee

The Compensation Committee consists of Mr. Ettl (Chair), Mr. Barbarosh, Mr. Malehorn and Mr. Walters. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under the Nasdaq rules. In making the determination regarding the independence of each member of the Compensation Committee, the Board of Directors considered whether the director has a relationship with Sabra that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

The Compensation Committee oversees and determines the compensation of Sabra’s Chief Executive Officer and other executive officers, including salaries, bonuses and awards of equity-based compensation, approves all employment and severance agreements for executive officers, makes recommendations to the Board with respect to the adoption or amendment of incentive compensation plans and stock-based benefit plans, administers Sabra’s stock-based benefit plans and makes recommendations to the Board of Directors concerning the compensation of directors. The Compensation Committee is also responsible for reviewing the Compensation Discussion and Analysis included in this Proxy Statement and for preparing the Compensation Committee Report included in this Proxy Statement.

The Compensation Committee is solely responsible for making the final decisions on compensation for Sabra’s executive officers. However, the Compensation Committee takes into account recommendations of Sabra’s Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. Otherwise, Sabra’s officers do not have any role in determining the form or amount of compensation paid to the executive officers of Sabra. In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee comprised of at least one member of the Compensation Committee, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist in the evaluation of compensation to Sabra’s executive officers. As further described under “Executive Compensation—Compensation Discussion and Analysis” below, since our becoming a separate publicly traded company, the Compensation Committee has retained Frederic W. Cook & Company, Inc. (“FW Cook”) as its independent compensation consultant to assist the Compensation Committee with the design and structure of our executive compensation program and the amounts payable thereunder. The Compensation Committee is directly responsible for the appointment, compensation and oversight of FW Cook’s work, and does not believe FW Cook’s work has raised any conflict of interest. FW Cook reports only to the Compensation Committee and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by our Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Mr. Ettl (Chair), Mr. Foster, Mr. Geary and Mr. Walters. The Board of Directors has determined that each member of the Nominating and Governance Committee is an “independent director” under the Nasdaq rules.

As further described below under “—Director Nomination Process,” the Nominating and Governance Committee assists our Board of Directors in identifying individuals qualified to become Board members and selecting the director nominees for each annual meeting of stockholders. The Nominating and Governance Committee also makes recommendations to the Board of Directors concerning the structure and operations of the Board and its committees and is responsible for overseeing the Corporate Governance Guidelines, for developing and recommending to the Board of Directors any changes to the Corporate Governance Guidelines, for overseeing new director orientation and director continuing education and for receiving reports annually from the Chief Executive Officer concerning senior management development and succession plans.

Meetings and Attendance

During 2018, our Board of Directors held four meetings. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which the director served during 2018. In addition, the independent directors meet regularly in executive session without the presence of management. Mr. Foster, who has been designated by the independent directors as Lead Independent Director, chairs these executive sessions of the independent directors.

Our Board of Directors encourages each director to attend the annual meeting of stockholders. All of our then directors attended the 2018 annual meeting of stockholders in person or by telephone.

Board Leadership Structure

Our Corporate Governance Guidelines provides that the Board is free to make its choice for Chairman and Chief Executive Officer in any way that the Board of Directors considers best for Sabra at a given point in time. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Board believes that the most effective leadership structure for Sabra at this time is for Mr. Matros to serve as both our Chairman and Chief Executive Officer, in concert with an independent director serving as our Lead Independent Director.

Our Board of Directors believes that Mr. Matros, our Chief Executive Officer, is best suited to serve as our Chairman because he is the director most familiar with Sabra’s business and industry and most capable of identifying strategic priorities. In the Board’s view, combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and the Board, and helps assure that the strategies adopted by the Board will be best positioned for execution by management.

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors designate annually an independent, non-employee director to serve as our Lead Independent Director. As noted above, the independent directors have currently designated Mr. Foster to serve as our Lead Independent Director. The Lead Independent Director helps to facilitate free and open discussion and communication among the independent directors of the Board. The duties of the Lead Independent Director include chairing all meetings of the independent directors when they meet in executive session and chairing all meetings of the full Board in the absence of the Chairman; representing the Board in meetings with third parties, as appropriate; and working with the Chairman to finalize information provided to the Board, meeting agendas and meeting schedules. The Lead Independent Director also sets the agenda for the meetings held in executive session, and discusses issues that arise from these meetings with the Chief Executive Officer. The non-employee members of the Board meet in executive session during each regularly scheduled Board meeting and during special meetings of the Board as appropriate.

Risk Oversight

One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of risk related to our business. The Board of Directors is involved in risk oversight through approval authority with respect to fundamental financial and business strategies and major corporate activities, including material acquisitions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing Sabra, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board of Directors or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding business operations and strategic planning, financial planning and budgeting, regulatory matters and information systems and cybersecurity, including any material risk to Sabra relating to such matters. Where appropriate, the Board of Directors also receives input on these topics from third party experts.

The Board of Directors has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

•

The Audit Committee is responsible for periodically discussing Sabra’s overall risk assessment and risk management policies with management, our internal auditors and our independent registered public accounting firm as well as Sabra’s plans to monitor, control and minimize any risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls and oversees risks related to our compliance with legal and regulatory requirements.

•	The Compensation Committee oversees, among other things, the assessment and management of risks related to Sabra’s compensation plans, policies and overall philosophy and equity-based incentive plans.

•

The Nominating and Governance Committee oversees the assessment and management of risks related to our governance structure, including our Board leadership structure and management and director succession.

At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our Chief Executive Officer, Chief Financial Officer and outside legal counsel regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on Sabra’s leadership structure described under “—Board Leadership Structure” above.

Compensation Risk Assessment

Consistent with the Compensation Committee’s responsibilities described above, the Compensation Committee takes risk into consideration when reviewing and approving executive compensation, including when it approved our executive compensation program. The Compensation Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the Compensation Committee noted that each Named Executive Officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards. Long term incentive awards granted under our long-term equity award program are generally subject to a multi-year vesting schedule, a deferral feature for Named Executive Officers and performance conditions that are not solely dependent on stock price.

Director Nomination Process

Identifying and Evaluating Director Nominee Candidates

In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders and nominees for directors to be appointed by the Board of Directors to fill vacancies and newly created directorships, the Nominating and Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of Sabra, senior management or an outside search firm engaged by the Nominating and Governance Committee if determined appropriate. All potential director nominees, other than potential incumbent director nominees, will be initially reviewed by the Chairman of the Nominating and Governance Committee or, in the Chairman’s absence, any other member of the committee delegated to initially review director candidates. If it is determined appropriate to proceed, a prospective director candidate may be interviewed by one or more of the other members of the Nominating and Governance Committee, other members of the Board of Directors and by the Chief Executive Officer. The Nominating and Governance Committee will provide informal progress updates to the Board of Directors and will meet to consider and recommend any final director candidates to the full Board of Directors. The Board of Directors is responsible for determining the final director candidates to be nominated for election at each annual meeting of stockholders and for appointing directors to fill vacancies on the Board.

The Nominating and Governance Committee considers all potential director nominees without regard to race, color, religion, gender, ancestry, national origin or disability. In considering whether to nominate a potential director candidate for election to the Board of Directors, the Nominating and Governance Committee considers whether the director candidate would meet the definition of independence required by the Nasdaq rules and applicable rules and regulations of the SEC. As set forth in Sabra’s Corporate Governance Guidelines, the Nominating and Governance Committee also seeks to elect directors who: (i) are of high character and integrity; (ii) are accomplished in their respective fields; (iii) have relevant expertise and experience, and are able to offer advice and guidance to management based on that expertise and experience; (iv) have sufficient time available to devote to Sabra’s affairs; (v) will represent the long-term interests of Sabra’s stockholders as a whole; (vi) are not age 80 or older at the time of election; and (vii) will collectively represent a diversity of backgrounds and experiences, including diversity with respect to gender, age and ethnicity. Our Board of Directors and the Nominating and Governance Committee are committed to actively seeking qualified women and individuals from minority groups to include in the pool from which new Board members or director nominees are selected. The Board of Directors and the Nominating and Governance Committee evaluate each individual in the context of the Board as a whole, with the objective of building a Board that is effective, collegial and can best represent the interests of Sabra and its stockholders, using its diversity of backgrounds and experiences. On an annual basis, as part of the performance evaluation of the Board of Directors, the Nominating and Governance Committee seeks feedback from members of the Board of Directors concerning whether the overall mix and diversity of Board members is appropriate for our company.

Stockholder Recommendations

As described above, the Nominating and Governance Committee will consider director candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. To be properly communicated, stockholders desiring to recommend candidates for nomination or election to the Board of Directors should submit their recommendations in writing to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, together with the following information: (i) all information about the stockholder and the candidate that would be required pursuant to Article II, Section 11 of our Bylaws if the stockholder was nominating the candidate for election to the Board of Directors, (ii) a statement of the proposed director candidate’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates as described above, (iii) a statement detailing any relationship between the proposed director candidate and any tenant or competitor of Sabra, and (iv) detailed information about any relationship or understanding between the recommending stockholder and the director candidate. The

Nominating and Governance Committee may request additional information concerning the director candidate as it deems reasonably necessary to determine the eligibility and qualification of the director candidate to serve as a member of our Board of Directors. Stockholders who are recommending candidates for consideration by the Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Governance Committee as described above) must follow the procedures described under “Stockholder Proposals and Director Nominations for 2020 Annual Meeting of Stockholders.”

Management Succession Planning

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee is responsible for reviewing the Company’s succession plan for the Chief Executive Officer and senior management. In performing these functions, the Chief Executive Officer annually reports to the Nominating and Governance Committee about developments of senior management personnel and succession plans.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee oversees an annual evaluation of the performance of the Board and each committee of the Board. The evaluation process is facilitated by outside legal counsel and is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures. The annual evaluations are generally conducted in the first quarter of each calendar year and the results of the annual evaluation are reviewed and discussed by the Board.

Policy on Hedging and Pledging of Sabra Shares

Sabra recognizes that hedging against losses in Sabra securities may disturb the alignment between stockholders and executives that Sabra’s Stock Ownership Policy (as described in the “Executive Compensation—Compensation Discussion and Analysis” below) and equity awards are intended to build. Accordingly, our Board has incorporated prohibitions on various hedging activities within Sabra’s Insider Trading Policy, which applies to all directors, executive officers and employees. The policy prohibits short sales of Sabra common stock and trading in “puts” and “calls” or other derivative securities that relate to Sabra common stock. The policy also prohibits hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Sabra securities.

In addition, because a margin call or foreclosure sale may occur at a time when a director, executive officer or employee is aware of material non-public information concerning Sabra, directors, executive officers and employees are prohibited from holding Sabra securities in a margin account or pledging Sabra securities as collateral for a loan. Accordingly, none of our directors or executive officers have pledged any shares of Sabra common stock.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Our Code of Conduct and Ethics can be found in the Investors—Corporate Governance section of our website at www.sabrahealth.com. Waivers from, and amendments to, our Code of Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, will be timely posted in the Investors—Corporate Governance section of our website at www.sabrahealth.com as required by applicable law.

Stockholder Communications with the Board

Stockholders may send written communications to the Board of Directors or to specified individuals on the Board, c/o Sabra’s Secretary at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612. All mail received will be opened and communications from verified stockholders that relate to matters that are within the scope of the responsibilities of the Board of Directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable. If the correspondence is addressed to the Board of Directors, the Chairman will distribute it to the other Board members if he determines it is appropriate for the full Board to review.

DIRECTOR COMPENSATION

Director Compensation—2018

The following table provides information on the compensation of the members of our Board of Directors who are not also our employees (“Non-Employee Directors”) for the year ended December 31, 2018. The compensation paid to Mr. Matros, who is also one of our employees, is presented in the Summary Compensation Table and the related tables included below under “Executive Compensation.” Mr. Matros is not entitled to receive additional compensation for his service as a director. Ms. Katzmann is not included in this table because she was not appointed to the Board until March 14, 2019.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)(3)	Total ($)
Craig A. Barbarosh	89,000	(4)	104,999	193,999
Robert A. Ettl	83,000	(4)	104,999	187,999
Michael J. Foster	81,500		104,999	186,499
Ronald G. Geary	59,000		104,999	163,999
Raymond J. Lewis (5)	55,000		104,999	159,999
Jeffrey A. Malehorn	57,000		104,999	161,999
Milton J. Walters	65,000		104,999	169,999

(1)

Amounts reported represent the aggregate grant date fair value of the annual equity awards granted to the Non-Employee Directors in 2018. The aggregate grant date fair value of these awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 12 to the Consolidated Financial Statements included in Sabra’s 2018 Annual Report.

(2)	On June 21, 2018, each Non-Employee Director received an annual equity award of 4,918 stock units. The grant date fair value of each such director’s annual equity award was $104,999.
(3)	As of December 31, 2018, each Non-Employee Director held 2,562 unvested stock units.
(4)

Messrs. Barbarosh and Ettl each elected to receive all of their annual retainers and additional retainers in the form of stock units instead of cash. Accordingly, Mr. Barbarosh received 4,131 fully vested stock units for his service during 2018, and Mr. Ettl received 3,871 fully vested stock units for his service during 2018. However, the retainers that each Non-Employee Director elected to receive in units are reported as though they had been paid in cash and not converted to units.

(5)

In addition to the compensation paid to Mr. Lewis for service as a Non-Employee Director as reported above, Mr. Lewis is also entitled to a monthly reimbursement in respect of his medical, dental and vision coverage expenses until August 2019 under the terms of his previous employment agreement with CCP.

Directors’ Compensation Policy

Under our Directors’ Compensation Policy, each Non-Employee Director is entitled to receive the following as cash compensation: (1) an annual retainer of $55,000 (which amount was increased to $75,000 effective as of January 1, 2019), payable in four equal quarterly installments, and (2) $1,000 for each committee (but not Board of Directors) meeting attended, with the meeting fee reduced to $500 for telephonic meetings lasting less than 30 minutes or for in-person meetings which the director attends other than in person. Any Non-Employee Director serving as Chair of the Board or as the Lead Independent Director and each Chairperson of a committee of the Board of Directors is entitled to receive an additional annual retainer, payable in four equal quarterly installments, as follows: $20,000 (which amount was increased to $30,000 effective as of January 1, 2019) for Chair or Lead Independent Director, $25,000 for Audit, and $10,000 (which amount was increased to $15,000 effective as of January 1, 2019) for Compensation, and $10,000 for Nominating and Governance. The annual retainer and any additional retainers are each pro-rated for partial years of service.

The Non-Employee Directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units in lieu of cash, which units would be issued as of the last day of the quarter in which the retainers relate and would be valued as of the award date. Under our current Directors’ Compensation Policy, each of the Non-Employee Directors is entitled to receive an annual award of restricted stock units valued at $105,000 (which amount was increased to $115,000 effective as of January 1, 2019) on the date of the award. Each Non-Employee Director’s annual award of restricted stock units vests over a period of one year (and will in all events become vested in connection with the annual meeting of stockholders occurring in the year following the date of grant), is not distributable as shares of our common stock until the earlier of the fifth anniversary of the grant date, a change in control or the Non-Employee Director’s separation from service from the Board of Directors, and any unvested restricted stock units shall accelerate and vest in full on the occurrence of a change in control or the Non-Employee Director’s death or disability. All stock units are entitled to receive dividend equivalent payments, which are either paid in cash on a current basis or reinvested into additional stock units. Each Non-Employee Director’s annual award of restricted stock units is pro-rated for partial years of service.

Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board of Directors and committee meetings.

Stock Ownership Policy Applicable to Non-Employee Directors

Our Board of Directors has adopted a Stock Ownership Policy that requires each Non-Employee Director to own shares of our common stock equal in value to five times the annual Board cash retainer. Shares of our common stock subject to stock unit awards that have vested but the payment of which has been deferred count toward satisfaction of the required ownership level, but shares subject to stock options or unvested stock unit awards are not considered owned by the Non-Employee Director for purposes of this policy. The Non-Employee Directors are required to be in compliance with the required ownership level within five years from the date such person is first appointed or elected as a Non-Employee Director and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance. Each of the Non-Employee Directors is currently in compliance with the required ownership levels or is within the five-year transition period for new directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our “Named Executive Officers” for 2018 are: Richard K. Matros, our Chairman, President and Chief Executive Officer; Harold W. Andrews, Jr., our Executive Vice President, Chief Financial Officer and Secretary; and Talya Nevo-Hacohen, our Executive Vice President, Chief Investment Officer and Treasurer. In 2018, under the direction of our Board, our Named Executive Officers continued to proactively address the challenges facing the healthcare REIT industry and opportunistically executed our strategy for improving our portfolio following our transformative transactions in 2017 (which included the acquisition of Care Capital Properties, Inc. (“CCP”) and then following that acquisition, the strategic actions to reposition the CCP tenant portfolio, to address Genesis Healthcare, Inc. (“Genesis”) concentration levels and to take advantage of our enhanced scale and credit from the CCP acquisition to make value-enhancing investments beyond what we would have been able to accomplish without the benefit of the CCP acquisition).

The series of transactions completed under the leadership of our Named Executive Officers in 2017 and 2018 have positioned our company to succeed in our dynamic industry, including by significantly enhancing our scale and increasing our diversification. We have increased our enterprise value from $2.9 billion (as of June 30, 2017) to $6.5 billion (as of December 31, 2018, including Sabra’s 49% pro rata share of the debt of the Enlivant Joint Venture), decreased our skilled nursing facility concentration from 74% (as of September 30, 2017, following the CCP acquisition) to 60% (as of December 31, 2018), and increased our operator relationships from 34 (as of June 30, 2017) to 70 (as of December 31, 2018). Having largely completed this process, we believe we have the size, know-how, balance sheet and passion to deliver long-term value to our stockholders while promoting a high quality of care. Key highlights from 2018 include:

•

In January 2018, we completed our transaction with affiliates of Enlivant and TPG Real Estate, the real estate platform of TPG, and contributed $352.7 million, before closing costs, to acquire a 49% equity interest in an entity that owns 172 senior housing communities managed by Enlivant (the “Enlivant Joint Venture”). At closing, the Enlivant Joint Venture had outstanding indebtedness of $791.3 million and net working capital of $22.9 million, and our investment in the Enlivant Joint Venture implied an aggregate portfolio value of $1.49 billion. The joint venture agreement includes an option for us to acquire the remainder of the outstanding equity interests in the Enlivant Joint Venture by January 2, 2021 and grants us the right of first offer if our partner in the Enlivant Joint Venture desires to transfer its equity interest (which it may do commencing on January 2, 2020). Sabra also has the right to designate three directors on the seven member board of directors of the Enlivant Joint Venture and has other customary minority rights.

•

We completed an aggregate $265.3 million of acquisitions, consisting of 11 senior housing communities operated by third-party property managers pursuant to property management agreements (“Senior Housing—Managed”) (all of which are operated by Enlivant), eight senior housing communities and two skilled nursing/transitional care facilities.

•

We completed the sale of 51 skilled nursing/transitional care facilities, six senior housing communities and one Senior Housing—Managed community for aggregate consideration, net of closing costs, of $382.6 million. The net carrying value of the assets and liabilities of these facilities was $254.4 million, which resulted in an aggregate $128.2 million net gain on sale.

•

43 of the facilities we sold in 2018 were facilities leased to Genesis. As of March 31, 2019, we had 11 remaining Genesis facilities and expect to sell or re-lease three of those facilities. These sales complete our proactive efforts to reduce the concentration of our revenues attributable to leases with Genesis.

•

In light of the notices of default and lease termination that we issued to Senior Care Centers during the third quarter of 2018, in December 2018, we entered into a purchase and sale agreement (as amended in January 2019) to sell 28 facilities operated by Senior Care Centers, and in February 2019, we entered into a settlement agreement with Senior Care Centers which, in accordance with the order entered by the bankruptcy court in March 2019, provides that we discharge our claims against Senior Care Centers in exchange for $9.5 million of settlement payments. On April 1, 2019, we completed the sale of the 28 facilities and received gross sales proceeds of $282.5 million as well as $5.0 million of the settlement payments (with the remaining $4.5 million of settlement payments payable on or before July 1, 2019). Of the 10 remaining facilities operated by Senior Care Centers, we expect to re-lease seven facilities to a current operator in the Sabra portfolio and to sell three facilities.

•

Also in December 2018, we entered into a letter of intent with Holiday Retirement (“Holiday”) to terminate our triple-net master lease with Holiday with respect to all 21 senior housing communities subject to the master lease (the “Holiday Communities”) and concurrently enter into management agreements pursuant to which Holiday will manage the Holiday Communities. On April 1, 2019, we completed the conversion of the Holiday Communities to the management agreement structure. In exchange for terminating the master lease, we received $57.2 million of total cash consideration.

•	In June 2018, we redeemed all 5,750,000 outstanding shares of our 7.125% Series A Cumulative Redeemable Preferred Stock.

•

We increased net income attributable to common stockholders, funds from operations attributable to common stockholders (“FFO”) and adjusted funds from operations attributable to common stockholders (“AFFO”) for 2018 to $269.3 million, $355.0 million and $379.0 million, respectively, from $148.1 million, $211.3 million and $242.3 million, respectively, for 2017 and $60.0 million, $164.4 million and $161.5 million, respectively, for 2016. Please see pages 42 to 44 of Sabra’s 2018 Annual Report for information about FFO and AFFO, including a reconciliation of these measures to net income attributable to common stockholders, the most directly comparable financial measure reported under generally accepted accounting principles in the United States.

Since the closing of the CCP acquisition through April 2019, our Named Executive Officers have repositioned our portfolio—including through the acquisitions and dispositions described above as well as lease modifications for legacy CCP tenants (including between $28.2 million and $31.2 million of reduction in rents, of which $27.0 million had been implemented as of December 31, 2018)—and put Sabra in a position to de-lever its balance sheet over the course of 2019.

We are pleased to now have the major tenant repositionings behind us and to be able to capitalize in the future on the benefits that the CCP acquisition afforded Sabra, including:

•	the rating agency upgrades to investment grade status, resulting in immediate lowering of borrowing costs,

•	doubling our operator base, thereby reducing our exposure to any one tenant to below 10%, and

•	doubling our borrowing capacity under our revolving credit facility, which afforded us the ability to enter into the Enlivant Joint Venture and make the related investments.

In the current dynamic skilled nursing and senior housing market, the quality of the operator is more important than ever. The transformative transactions described above position our company to realign certain components of our portfolio so that we partner with operators that fit our desired profile and demonstrate the ability to navigate paradigm shifts.

Summary of 2018 Compensation Decisions

As described above, we completed a series of transformative transactions between mid-2017 and 2018 that we believe have positioned our company to succeed in our dynamic industry and deliver long-term value to our stockholders.

In light of these transformative achievements, the Compensation Committee continues to believe that the executive compensation program objective is to reward our executives for successfully creating long-term stockholder value by executing on our strategic plan, while at the same time penalizing our executives and requiring forfeiture of compensation if they are not able to successfully execute our strategic plan and grow stockholder value.

Primary objective of 2018 compensation decisions ➢ Motivate Named Executive Officers to create long-term stockholder value from transformative transactions

The Compensation Committee’s actions to incentivize the Named Executive Officers to create long-term value from our transformative transactions included the following highlights:

➢

Continued 50th Percentile Compensation Philosophy. The Compensation Committee’s philosophy is to target our Named Executive Officers’ total direct compensation (base salary + target bonus amount + target grant date value of long-term equity awards) at the 50th percentile of target total direct compensation provided by our peer companies to similarly situated executives.

Utilize 50th percentile compensation philosophy for target total direct compensation (instead of 75th percentile as in prior years)

➢

Continued with Increased Weighting of TSR Units. Since becoming an independent, publicly traded company, approximately two-thirds of the grant date value of our annual equity awards has been subject to performance-vesting conditions. Beginning in 2017, the Compensation Committee decided to increase the weighting of the relative total stockholder return-based awards (“TSR Units”) so that the TSR Units comprise approximately 70% of the grant date value of the performance-based annual equity awards, with FFO-based awards (“FFO Units”) making up the remaining approximately 30% of the performance-based annual equity awards. The 2018 annual equity awards were granted with the same weighting between TSR Units and FFO Units. Our TSR Units require above-median performance in order for the target shares to be earned, supporting alignment between management and long-term stockholders.

65% of grant date value of annual equity awards is performance-based, with TSR Units making up approximately 70% of performance-based awards

➢

Executive Bonuses for 2018 Awarded 100% in Equity. In 2018, we continued with our historical practice of structuring our annual bonus plan to permit executives to elect to receive their annual bonus in the form of equity awards to tie the value of any annual bonus payment becoming earned to the increase or decrease in the trading price of our common stock over the performance year. This was viewed as a way to further align the interests of our executives with our stockholders by permitting executives to improve their payout if they created stockholder value, and to have downside risk if the trading price of our common stock declined. All of the Named Executive Officers elected to receive their 2018 annual bonus opportunity in performance-based equity awards that we refer to as “Bonus Units.”

2018 Named Executive Officer annual bonuses awarded as performance-based Bonus Units; no cash bonus opportunities

➢

Continued Mandatory Deferral and Holding Period for Annual Equity Awards. In 2016, we introduced a mandatory deferral feature for the Named Executive Officers’ long-term equity awards, which requires that vested awards be held and not become payable until the fifth calendar year following the grant date (subject to earlier payment in connection with the executive’s death, disability, termination of employment and certain change in control transactions). This deferral feature is in addition to a one-year post-vesting holding period requirement that also applies to the awards and is described in more detail below. All long-term equity awards granted to the Named Executive Officers during 2018 (but not any Bonus Units) are subject to a mandatory five-year deferral and one-year post-vesting holding period.

All 2018 executive long-term equity awards are subject to a mandatory five-year deferral and one-year post- vesting holding period

➢

Continued Robust Stock Ownership Requirements. Our Stock Ownership Policy requires our Chairman, President and Chief Executive Officer to have direct ownership of shares of our common stock having a value equal to at least 10 times his annual base salary, and for the other Named Executive Officers to have direct ownership of shares of our common stock having a value equal to at least 5 times his or her annual base salary.

Robust stock ownership requirements (10x for CEO and 5x for other executives) further align executive interests with stockholders

➢

Continued to Reinforce Importance of Long-Term Growth Through Equity Award Forfeitures. Approximately 33% of the grant date value of each Named Executive Officer’s 2016 annual equity award was granted in TSR Units that could vest for the 2016-2018 performance period. All of the Named Executive Officers’ TSR Units for this performance period were forfeited without any payment being made as a result of our three-year relative total stockholder return over this period. A similar result occurred for the 2014-2016 and 2015-2017 performance periods, when all of the TSR Units for these performance periods were also forfeited without any payment being made. As a result of the forfeitures of the 2016-2018, 2015-2017 and 2014-2016 TSR Units, our Chief Executive Officer forfeited TSR Units having a total grant date value of $2,118,251, while each of the other Named Executive Officers forfeited TSR Units having a total grant date value of $893,642. As a result of the increased weighting of TSR Units granted beginning in 2017, the economic impact of a forfeiture or below-target payout of TSR Units will be magnified, which will penalize the executives if they are not able to successfully execute our strategic vision and grow stockholder value.

Over the past three years, our CEO forfeited TSR

Units having an aggregate grant date value of

$2,118,251, and each of our other executives forfeited

TSR Units having an aggregate grant date value of

$893,642 as a result of our relative total stockholder

returns over the applicable performance periods

The remainder of this section describes our executive compensation program and the material elements of compensation awarded to, earned by or paid to the Named Executive Officers during 2018.

Compensation Program and Objectives

Our compensation program for executives is intended to:

•	motivate our executive officers to create long-term stockholder value from our transformative transactions executed between mid-2017 and 2018;

•	align the interests of our executive officers with the interests of our stockholders;

•	attract and retain quality executive officers;

•	motivate and reward high performance levels; and

•	inspire teamwork and collaboration among the executives.

We believe that our executive compensation program is appropriately structured to accomplish these objectives. Our executive compensation program consists of four material elements: base salaries, annual incentive compensation opportunities, long-term incentive awards and severance benefits. Each of these compensation elements is described in more detail below.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee of our Board of Directors has the authority to determine the amount of compensation given to each of the Named Executive Officers. The Compensation Committee approves our executive compensation philosophy and procedures, and is responsible for administering our equity compensation plans, including approving grants of awards under the plans. The Compensation Committee is also responsible for approving employment agreements we may enter into with the Named Executive Officers. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chairman and Chief Executive Officer when determining the compensation of the other Named Executive Officers.

The elements of our executive compensation program were each approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee or, except for recommendations made by Mr. Matros with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.

Role of the Compensation Consultant

Since our becoming a separate publicly traded company, the Compensation Committee has retained FW Cook as its independent compensation consultant. The Compensation Committee is directly responsible for the appointment, compensation and oversight of FW Cook’s work and does not believe FW Cook’s work has raised any conflict of interest. FW Cook reports only to the Compensation Committee, and does not perform services for us, except for executive and director compensation-related services on behalf of, and as instructed by, the Compensation Committee.

At the end of 2017 and in preparation for making base salary and bonus award decisions for 2018, and again at the end of 2018 in preparation for making 2018 equity award grants and base salary and bonus award decisions for 2019, the Compensation Committee engaged FW Cook to conduct an independent review of our executive compensation program to provide a competitive reference on pay levels, structure and performance alignment. As part of its review, FW Cook analyzed the salaries, target bonus opportunities, target cash compensation opportunities, equity award opportunities and targeted total direct compensation paid by our peer group of companies described below.

The Compensation Committee also requested advice from FW Cook on whether our executive compensation program was properly designed to motivate our Named Executive Officers to create long-term stockholder value from the transformative transactions described above. FW Cook recommended that we continue with our historic practice of awarding approximately two-thirds of the grant date value of our annual equity awards in performance-based units, and that we also continue with the increased weighting of the TSR Units so that TSR Units make up approximately 70% of performance-based awards. 100% of the TSR Units awarded for the 2016-2018, 2015-2017 and 2014-2016 performance periods were forfeited, and FW Cook advised that the increased weighting of the TSR Units would further align executive compensation amounts actually earned by the executives with their ability to create long-term value from our transformative transactions.

The Compensation Committee reviewed the reports prepared by FW Cook at the end of both 2017 and 2018 and used these reports, as applicable, when determining the amount and structure of each Named Executive Officer’s 2018 cash base salary, bonus opportunity and equity award grants.

FW Cook also advised on other aspects of executive compensation as requested by the Compensation Committee during 2018. For example, FW Cook provided the Compensation Committee with advice with respect to our peer group used for compensation comparison purposes described below and a proposal for an updated group of peer companies to use for TSR comparison purposes for the TSR Units that were granted in December 2018. FW Cook also provided the Compensation Committee with advice regarding the timing of our annual equity awards and advised that continuing to make annual equity awards during the fourth quarter of each calendar year better allows us to consider our performance for the year when determining the level of equity awards to be granted for that year. This, in turn, allows us to most closely match the value of our executive compensation program with internal performance and stockholder return during the year.

Peer Companies

In September 2017, the Compensation Committee, with the assistance of FW Cook, conducted a review of our peer group used for compensation comparison purposes in light of our larger size as a result of the CCP acquisition and other transformative transactions described above. Our objective peer group selection methodology remained consistent with prior years. We selected publicly traded, internally managed, U.S. based REITs with total revenues and enterprise values between approximately 0.33x to 3.0x times ours, with a preference for including healthcare REITs where possible even if that required some adjustment to the normal size parameters. Our methodology also included a preference for continuity and continuing to include companies that were members of our prior peer group of companies where possible.

Our peer group constructed at the end of 2017 consisted of the following companies:

Acadia Realty Trust Cousins Properties Education Realty Trust EPR Properties Gaming and Leisure Properties HCP Healthcare Realty Trust Healthcare Trust LTC Properties Medical Properties Trust	MGM Growth Properties National Health Investors National Retail Properties Omega Healthcare Physicians Realty Trust Seritage Growth Sun Communities VEREIT W. P. Carey

The Compensation Committee again reviewed our peer group at the end of 2018 with the assistance of FW Cook and determined to continue using this same peer group, although Education Realty Trust was removed because it was acquired and no longer a public company at the end of 2018.

When determining the amount of each Named Executive Officer’s base salary, target bonus opportunity and long-term equity award grants, the Compensation Committee considered the compensation paid by the peer group companies. The Compensation Committee believes that the peer group of companies is a reasonable reference point for compensation decisions with respect to the Named Executive Officers based on each peer company’s similarity to Sabra taking into account their respective businesses, revenues, FFO, total assets, market capitalization, enterprise value, and the talent pool for which they compete. As of November 2018, our trailing twelve month revenues, FFO and total assets were at the 49th percentile, 62nd percentile and 55th percentile, respectively, relative to the peer companies, while our market capitalization and enterprise value each approximated the 40th percentile of the peer companies. We believe the relative size of the peer group companies aligns with our goal of placing Sabra at approximately the 50th percentile relative to the size of our peer companies.

In 2018, the Compensation Committee applied a 50th percentile compensation philosophy for target total direct compensation when making pay decisions. We believe that each of our Named Executive Officers’ target total direct compensation for 2018 approximated the 50th percentile of the targeted total direct compensation provided by our peer companies to similarly situated executives.

The Role of Stockholder Say-on-Pay Votes

Sabra currently provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation of our Named Executive Officers, which we refer to as a say-on-pay proposal. At our 2018 Annual Meeting of Stockholders, approximately 96.9% of the votes cast supported our say-on-pay proposal. The results at our 2018 Annual Meeting were consistent with the results in prior years following our becoming a separate publicly traded REIT, where stockholders supported our say-on-pay proposal by between 95.3% and 98.9% of the votes cast. The Compensation Committee believes this high degree of stockholder support for our 2018 say-on-pay proposal, combined with similarly high degrees of support for our say-on-pay proposals in prior years, affirms stockholders’ support of our executive compensation program.

The Compensation Committee will continue to consider the outcome of stockholders’ votes on our say-on-pay proposals when making future compensation decisions for the Named Executive Officers.

Material Elements of Compensation

Base Salaries

We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation.

The Compensation Committee reviewed each Named Executive Officer’s base salary at the end of 2017 to determine whether any increases for 2018 were warranted. The Compensation Committee determined not to make any increases to any executive’s base salary for 2018. The Compensation Committee also reviewed each executive’s base salary at the end of 2018 and determined to increase each executive’s base salary by $50,000 for 2019.

No base salary increases for 2018

The base salary that was paid to each Named Executive Officer for the 2018 calendar year is reported in the “Summary Compensation Table—2016—2018” below.

2018 Annual Incentive Compensation Opportunity

Our annual incentive bonus program design for 2018 continued our historical practice of permitting participants to elect to tie the value of any bonus payment becoming earned to the increase or decrease in the trading price of our common stock. This was viewed as a way for executives to improve their payout if they created stockholder value, and to have downside risk if the trading price of our common stock declined. The Named Executive Officers were each entitled to participate in the 2018 bonus program pursuant to the terms of their employment agreements.

Under the terms of the 2018 bonus program, prior to the start of the 2018 calendar year, each Named Executive Officer was permitted to elect to receive his or her annual bonus in the form of an equity award or in the form of a cash payment. If an executive elected an equity award, the executive would receive a Bonus Unit award with respect to a targeted number of shares having a grant date value equal to the amount of the executive’s cash denominated target bonus divided by the opening price of a share of common stock on January 2, 2018 (the first trading day of 2018). This can be illustrated as follows:

Cash Target Bonus Amount / $18.74 Opening Share Price = Target # of Bonus Units

If an executive elected a cash payment, any bonus becoming payable would be paid in cash using the same performance criteria applicable to the Bonus Units. All of the Named Executive Officers elected an equity award in the form of Bonus Units to potentially improve their payout by creating stockholder value and to increase their ownership of our common stock.

2018 Named Executive Officer annual bonuses granted 100% in Bonus Unit equity awards; no cash bonus opportunities

The target bonus under the 2018 bonus program for Mr. Matros was set at approximately 125% of his cash base salary. Mr. Matros’s 125% target bonus level was the same as his target bonus level for each year since 2014. The 2018 target bonus for Mr. Andrews and Ms. Nevo-Hacohen was set at 100% of each executive’s base salary amount, which reflected a 10 percentage point increase in each executive’s target bonus percentage as compared to 2017 and each previous year since they were hired. The Compensation Committee approved the increase in the target bonus percentage for each executive because it determined that it was appropriate to increase each executive’s target annual compensation, but it wanted to structure the increase as an increase to the performance-based bonus opportunity rather than an increase to base salary.

Each Named Executive Officer was eligible to earn a maximum bonus equal to 200% of the executive’s target bonus amount. The 200% maximum payout reflected a 50 percentage point reduction to the 250% maximum bonus opportunity payable under our most recent plan designs. The bonus payable for achieving the threshold performance level was set at 80% of the executive’s target bonus amount.

The following chart shows the amount of each Named Executive Officer’s target and maximum bonus opportunities, expressed in both dollars and number of Bonus Units.

Named Executive Officer	2018 Target Bonus Amount ($)	2018 Target Bonus Amount (# of Units)	2018 Maximum Bonus Amount ($)	2018 Maximum Bonus Amount (# of Units)
Richard K. Matros	$1,062,500	56,697	$2,125,000	113,394
Harold W. Andrews, Jr.	$500,000	26,681	$1,000,000	53,362
Talya Nevo-Hacohen	$500,000	26,681	$1,000,000	53,362

Bonus Units under the 2018 bonus program became earned based on our adjusted normalized FFO performance per share during 2018. The Compensation Committee chose an FFO-based performance metric for two primary reasons. First, an FFO-based metric was used to motivate the executives to drive growth in our annual FFO performance, which the Compensation Committee believed would in turn benefit stockholders in the form of increased stockholder returns. Second, the Compensation Committee believes that FFO is a common performance metric used by investors to evaluate the performance of REITs, and the Compensation Committee wanted the Named Executive Officers to be focused on the same performance metric as our investors. FW Cook also advised that an FFO-based annual incentive program design is consistent with the annual incentive plan designs used by the majority of our peer companies.

As described in more detail below, Bonus Units under the 2018 bonus program became earned based on our adjusted normalized FFO performance per share for 2018 relative to pre-established objective targets for 2018. New for 2018, our 2018 bonus program measures our adjusted normalized FFO performance against FFO per share targets established for the 2018 calendar year rather than against aggregate FFO performance targets. We believe measuring our FFO performance against per share targets will motivate our executives to achieve not just FFO growth, but profitable FFO growth that takes into account the impact of capital raising transactions on our stockholders.

For purposes of our 2018 bonus program, we define adjusted normalized FFO per share to mean (A) our FFO for 2018, adjusted to eliminate the impact of (1) non-recurring items, including without limitation the write-off of deferred financing fees, contingent consideration adjustments, transitional expenses related to the CCP acquisition, non-RIDEA facility operating expenses, write-offs of above/below market rent adjustments, the write off of preferred equity issuance costs, and other similar items as determined by the Compensation Committee, (2) non-cash compensation expense, (3) cash bonuses payable to our officers and employees, (4) transaction costs in connection with investment activity and capital markets activity, (5) any change in accounting policies or practices, (6) any gain or loss on lease or rental income restructurings to the extent included in FFO, (7) loan, preferred equity, direct financing lease, and unconsolidated joint venture investment impairments or loss reserves, (8) deferred income tax expense, and (9) the Senior Care Centers portfolio in the event that it had not been sold by July 31, 2018, divided by (B) the weighted average number of shares of common stock and common stock equivalents outstanding. A substantially similar adjusted normalized FFO per share definition (without clause (9)) was also used for purposes of the FFO Units that were granted in the 2018 calendar year.

The target level of adjusted normalized FFO per share was set at $2.4450. Because of the acquisition of CCP in 2017 and our other transformative transactions, the Compensation Committee determined that it was necessary for 2018 to establish an adjusted normalized FFO per share target based on the achievement of FFO well in excess of the FFO achieved by Sabra in 2017 (as 2017 only included the acquired CCP business for a portion of the year). The target level of adjusted normalized FFO per share was set by the Compensation Committee at a level that required our achievement of 100% of our forecasted pro forma FFO results for 2018, which forecasted results reflected the inclusion of the CCP business for the entire year. Achievement of adjusted normalized FFO per share of $2.5265 or greater was required in order for each Named Executive Officer to earn his or her maximum bonus opportunity, while achievement of adjusted normalized FFO per share of at least $2.3227 was required in order for each Named Executive Officer to earn his or her threshold bonus opportunity. The Compensation Committee believed that the maximum bonus opportunity was attainable only through exceptional performance relative to plan.

For the 2018 calendar year, Sabra achieved adjusted normalized FFO per share of $2.4199, which resulted in each Named Executive Officer vesting in approximately 95.9% of his or her target number of Bonus Units due to our performance in 2018. We believe the fact that our Named Executive Officers earned below target bonus payouts in a year where we successfully grew our adjusted normalized FFO demonstrates the rigor of our performance targets.

Because each Named Executive Officer elected to receive Bonus Units instead of a cash denominated bonus, the value of each executive’s actual bonus payment for 2018 was, like our stockholders, dependent on the trading price of our common stock, as illustrated by the table below.

Named Executive Officer	Cash Value of Bonus Earned for 2018 (95.9% of Target)	Value of Shares Paid at 2018 Year-End(1) Price = $16.48	Value of Shares on 2/28/2019 Vesting Date(1) Price = $18.12
Richard K. Matros	$1,018,938	$1,004,522	$1,104,486
Harold W. Andrews, Jr.	$479,500	$472,712	$519,754
Talya Nevo-Hacohen	$479,500	$472,712	$519,754

(1)	Includes shares credited as a dividend equivalent payment, which were subject to the same performance conditions as the Bonus Units.

We believe the 2018 Bonus Unit payments are evidence of the performance contingent and equity-linked nature of our executive compensation program design at work.

The Named Executive Officers’ Bonus Units are reported in the stock awards column of the “Summary Compensation Table—2016—2018” below, and also in the “Grants of Plan-Based Awards—2018” table below.

Long-Term Incentives

Structure and Timing of 2018 Equity Awards.

Structure of 2018 Equity Awards. Since becoming a separate publicly traded company, a key feature of our executive compensation program has been our long-term equity award program. Approximately two-thirds of the grant date value of our annual equity awards has been subject to performance-vesting conditions over a three-year performance period, and all awards are payable in shares of our common stock that may increase or decrease in value during the three-year performance period. Historically, the grant date value of performance-based annual equity awards has been split equally between FFO Units and TSR Units.

Beginning with the 2017 annual equity awards, the Compensation Committee decided to increase the weighting of the TSR Units so that the TSR Units comprise approximately 70% of the grant date value of the performance-based annual equity awards, with FFO Units making up the remaining approximately 30% of the performance-based annual equity awards. The Compensation Committee determined to increase the weighting of the TSR Units because it believes that the TSR Units are an effective vehicle to motivate our Named Executive Officers to create long-term stockholder value from our transformative transactions described above, while at the same time penalizing the executives and requiring forfeitures if they are not able to successfully execute our strategic vision and grow stockholder value at a greater rate than our TSR comparison peer companies listed below.

TSR Units used as the largest component of equity awards granted to the Named Executive Officers in 2018 to motivate achievement of above-median TSR from our transformative transactions

The table below summarizes the 2018 equity award grants (with FFO Units and TSR Units shown at the target levels):

2018 Annual Equity Award
Name	Time-Based Units	FFO Units	TSR Units
Richard K. Matros	$1,049,776 71,755 units	$599,874 41,003 units	$1,241,494 79,634 units
Harold W. Andrews, Jr.	$384,915 26,310 units	$219,947 15,034 units	$455,212 29,199 units
Talya Nevo-Hacohen	$384,915 26,310 units	$219,947 15,034 units	$455,212 29,199 units

In 2015, we introduced a holding period requirement for stock units that become vested based on continued employment (“Time-Based Units”), FFO Units and TSR Units granted to the Named Executive Officers. For any Time-Based Units, FFO Units or TSR Units that vest, executives are required to wait a minimum of one year after the vesting date before receiving payment of the underlying vested shares. In 2016, we introduced a deferral feature for the Named Executive Officers’ Time-Based Units, FFO Units and TSR Units, which requires that vested awards be held and will not become payable until the fifth calendar year following the grant date. The only exceptions to the one-year holding requirement are if the executive dies or suffers a disability, or if there is a change in control. Similarly, the only exceptions to the deferral requirement are if the executive dies, suffers a disability or otherwise has a termination of employment, or if there is a change in control after the awards vest. The Compensation Committee believes the one-year holding requirement coupled with the deferral requirement further reinforces the long-term nature of the awards and serves to further align the executives’ interests with those of our long-term stockholders. All of the long-term equity awards granted to the Named Executive Officers during 2018 (but not any Bonus Units) are subject to the same mandatory five-year deferral requirement and one-year post-vesting holding period.

Timing of 2018 Equity Awards. The Compensation Committee determined the total grant date dollar value of each Named Executive Officer’s 2018 equity awards in December 2018. We convert the total grant date dollar value of each executive’s equity award into a number of Time-Based Units, FFO Units and TSR Units using the same accounting value of each award that is used in our financial statements. We utilize this conversion approach so that the grant date award value of each type of award reported in our proxy statement (such as in the “Grants of Plan-Based Awards—2018” table below) is approximately equal to the grant date dollar value of the award that is approved by the Compensation Committee.

Since 2012, we have adopted a policy of awarding annual equity awards to the Named Executive Officers and our other employees in the fourth quarter of each calendar year. We believe that making annual equity awards in the fourth quarter of each calendar year (instead of during the first quarter of each calendar year) better allows us to consider our performance for the year when determining the level of equity awards to be granted for that year, as well as any feedback from stockholders on the say-on-pay proposal for the year.

Time-Based Units: Time-Based Units are included as part of each executive’s annual long-term equity award to provide an equity incentive linked to the value realized by our stockholders that becomes earned based on the executive’s continued employment with us. Time-Based Units made up approximately 35% of the total grant date dollar value of each Named Executive Officer’s 2018 annual equity award. Each executive’s Time-Based Units granted in 2018 become vested in equal annual installments over a period of four years, with installments vesting on December 31 in each of 2019, 2020, 2021 and 2022, with any vested units subject to the one-year post-vesting holding period requirement and deferral feature described above.

FFO Units: FFO Units are included as part of each executive’s long-term equity award to motivate them to execute our multi-year operating plan and increase our long-term FFO performance, which we believe also drives stockholder value creation. As a result of the increased weighting of the TSR Units described above, FFO Units made up approximately 30% of the performance-based annual equity awards and 20% of the total grant date dollar value of each Named Executive Officer’s 2018 annual equity award.

Each executive’s FFO Units granted at the end of 2018 become vested based on our adjusted normalized FFO performance per share for the calendar year 2021 relative to a pre-established objective target for 2021 determined by the Compensation Committee. Adjusted normalized FFO per share is defined for these purposes as (A) our FFO for 2021, adjusted to eliminate the impact of (1) non-recurring items, including without limitation the write-off of deferred financing fees, contingent consideration adjustments, transitional expenses related to the CCP acquisition, non-RIDEA facility operating expenses, write-offs of above/below market rent adjustments, the write-off of preferred equity issuance costs, and other similar items as determined by the Compensation Committee, (2) non-cash compensation expense, (3) cash bonuses payable to our officers and employees, (4) transaction costs in connection with investment activity and capital markets activity, (5) any change in accounting policies or practices, (6) any gain or loss on lease or rental income restructurings to the extent included in FFO, (7) loan, preferred equity, direct financing lease, and unconsolidated joint venture investment impairments or loss reserves, and (8) deferred income tax expense, divided by (B) the weighted average number of shares of common stock and common stock equivalents outstanding.

We believe that the adjusted normalized FFO per share target for 2021 is reasonably attainable if we are able to realize the benefits of our portfolio repositioning following the completion of our transformative transactions. The decision to use the third calendar year in the performance period as the performance measurement year is intended to give the executives a period of time to execute on Sabra’s transformative transactions and the completion of the major tenant repositionings and to focus the executives on capitalizing on the benefits that the CCP acquisition afforded us and positioning us for future growth.

Although our Bonus Units also become earned based on an FFO-based performance metric, the FFO Units granted in any year will have different adjusted normalized FFO targets than those established under the annual bonus program. While the FFO Units become payable based on our performance relative to the pre-established objective adjusted normalized FFO per share target for the third calendar year following the grant date, the Bonus Units become payable based on our performance relative to the adjusted normalized FFO per share target for the year in which the Bonus Units are granted. For example, the FFO Units granted in the 2018 calendar year become payable based on adjusted normalized FFO performance per share for the 2021 calendar year, and the Bonus Units granted under the bonus program approved in the 2018 calendar year became payable based on adjusted normalized FFO performance per share for the 2018 calendar year. As a result, we believe that the FFO Units incentivize long-term performance while Bonus Units incentivize annual performance, and executives are not rewarded twice for achieving the same FFO results because the bonus program has a one-year FFO goal and the FFO Units have a three-year FFO goal.

100% of each executive’s target number of FFO Units will become vested if we achieve the targeted performance level. If we achieve less than 90.96% of the targeted performance level (the threshold level), 0% of each executive’s target number of FFO Units will become vested, while if we achieve 109.04% or more of the targeted performance level (the maximum level), 200% of each executive’s target number of FFO Units will become vested. Performance between the threshold level and the targeted performance level will result in between 0% and 100% of each executive’s target number of FFO Units becoming vested, with the percentage becoming vested generally decreasing 11% for each 1% decrease in the targeted performance level achieved (e.g., if we achieve approximately 97% of the targeted performance level, 67% of each executive’s target number of FFO Units will become vested). Performance between the targeted performance level and the maximum level will result in between 100% and 200% of each executive’s target number of FFO Units becoming vested, with the percentage becoming vested generally increasing 11% for each 1% increase in the targeted performance level achieved. This vesting schedule thus includes both an 11-1 reduction for below-target performance and an 11-1 increase for above-target performance so that the upside and downside leverage for the awards is symmetrical. For 2018, we continued to maintain a payment slope with symmetrical upside and downside leverage; however, we increased the payment slope from the 4-1 slope that was used for 2017 awards to 11-1 in recognition of our move to an adjusted normalized FFO per share target instead of an absolute adjusted normalized FFO target as we had used prior to 2017.

The vesting schedule for the FFO Units can be illustrated graphically as follows:

Any FFO Units that become eligible to vest based on our FFO performance are also subject to a vesting condition based on the executive’s continued employment through the last day of the applicable performance period, with any vested units subject to the one-year post-vesting holding period requirement and deferral feature described above.

TSR Units: In December 2017, the Compensation Committee determined to increase the weighting of the TSR Units because it believes the TSR Units are an effective vehicle to motivate our Named Executive Officers to create long-term stockholder value from our transformative transactions described above, while at the same time penalizing the executives and requiring forfeitures if they are not able to successfully execute our strategic vision and grow stockholder value. As a result of the increased weighting of the TSR Units, TSR Units made up approximately 70% of the performance-based annual equity awards and 45% of the total grant date dollar value of each Named Executive Officer’s 2018 annual equity award.

The TSR Units granted in 2018 become vested based on our relative total stockholder return over a three-year performance period consisting of calendar years 2019-2021 measured against the following publicly traded REITs:

Acadia Realty Trust	Global Medical REIT	Northstar Realty Europe
Alexandria Real Estate Equities	Government Properties Income Trust	Omega Healthcare Investors
Americold Realty Trust	Hannon Armstrong	Paramount Group
Boston Properties	HCP	Physicians Realty Trust
Brandywine Realty Trust	Healthcare Realty Trust	Piedmont Office Realty Trust
CareTrust REIT	Healthcare Trust of America	Prologis
CIM Commercial Trust	Highwoods Properties	Rexford Industrial Realty
City Office REIT	Hudson Pacific Properties	Select Income REIT
Columbia Property Trust	Industrial Logistics Properties Trust	Senior Housing Properties
Community Healthcare Trust	Innovative Industrial Properties	Seritage Growth Properties
Corporate Office Properties Trust	JBG Smith Properties	SL Green Realty Corp.
Cousins Properties	Kilroy Realty Corp	STAG Industrial
Douglas Emmett	LTC Properties	Sun Communities
Duke Realty Corporation	Mack-Cali Realty Corp	Terreno Realty Corp
Easterly Government Properties	MedEquities Realty Trust	TIER REIT
EastGroup Properties	Medical Properties Trust	Universal Health Realty Income Trust
EPR Properties	MGM Growth Properties	Ventas
Equity Commonwealth	Monmouth Real Estate Investment	VEREIT
First Industrial Realty Trust	National Health Investors	Vornado Realty Trust
Franklin Street Properties	National Retail Properties	W. P. Carey
Gaming and Leisure Properties	New Senior Investment Group	Welltower

This group of TSR comparison companies includes all publicly traded U.S. based industrial, office and healthcare REITs with market capitalization values above $100,000,000 as of November 30, 2018, as well as those companies included in our peer group used for compensation comparison purposes (63 companies in total). Although all of the compensation peers are included in the TSR comparison peer group, the TSR comparison peer group is a different, broader set of companies. The companies in our compensation peer group (18 companies in total) were selected based on their similarity to Sabra, taking into account their respective businesses, revenues, FFO, total assets, market capitalization, enterprise value and the talent pool for which they compete. The Compensation Committee believes that the selection criteria for relative TSR performance comparison can be different than for compensation comparison because REIT sectors are affected by similar economic forces (with REIT size playing a relatively small role in stockholder return), while compensation amounts correlate with each of the REIT sector, Sabra’s size and the talent pool for which Sabra is competing.

If we achieve a negative absolute total stockholder return over the performance period, the maximum percentage of each executive’s target number of TSR Units eligible to become vested is in all events capped at 100%, in recognition that in such event, while our total stockholder return may have exceeded that of our peers, our stockholders would not have realized a positive total stockholder return on an absolute basis for this period. 100% of each executive’s target number of TSR Units granted in 2018 will become vested if we achieve a total stockholder return percentile ranking at the 55th percentile relative to the applicable TSR peer companies, consistent with the TSR Units granted in 2017. If our total stockholder return percentile ranking relative to the applicable TSR peer companies is less than the 30th percentile (the threshold level), 0% of each executive’s target number of TSR Units will become vested, while if we achieve a total stockholder return percentile ranking relative to the applicable TSR peer companies at or above the 80th percentile (the maximum level), 200% of each executive’s target number of TSR Units will become vested. Performance between the threshold level and the maximum level will result in between 0% and 200% of each executive’s target number of TSR Units becoming vested, with the vesting schedule retaining the more punitive 2-1 percentage reduction introduced in 2017 for below-target performance and a 4-1 percentage increase for above-target performance to provide additional upside leverage to incentivize the executives to exceed the 55th percentile target level.

The vesting schedule for the TSR Units can be illustrated graphically as follows:

Like the FFO Units, any TSR Units becoming eligible to vest based on our relative total stockholder return performance are also subject to a vesting condition based on the executive’s continued employment through the last day of the applicable performance period, with any vested units subject to the one-year post-vesting holding period requirement and deferral feature described above.

Dividend Equivalents: Time-Based Units, FFO Units and TSR Units granted under our long-term equity award program entitle the executive to receive an additional credit of stock units having a value equal to the amount of the ordinary cash dividends paid on the shares of common stock underlying the award (i.e., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will not be paid unless they vest and are subject to the same vesting requirements as the stock unit awards to which they relate (including the applicable performance conditions).

Clawback: Time-Based Units, FFO Units and TSR Units granted under our long-term equity award program are each subject to the terms of our clawback policy described below.

Payouts of Previously Granted Performance-Based Awards. The performance period applicable to certain previously granted awards of TSR Units and FFO Units ended on December 31, 2018.

2016-2018 TSR Units. For the 2016-2018 TSR Unit performance period, we achieved a total stockholder return ranking equal to the 29th percentile. All of the Named Executive Officers’ TSR Units for this performance period were forfeited without any payment being made because our total stockholder return ranking was below the threshold performance level. We believe this 0% TSR Unit payout is evidence of the performance contingent nature of our executive compensation program design at work—as a result of our below threshold total stockholder return ranking for the performance period, each Named Executive Officer effectively forfeited 33% of the grant date award value of his or her 2016 long-term annual equity awards.

A similar result occurred for the 2015-2017 and 2014-2016 performance periods, when all of the TSR Units for these performance periods were also forfeited without any payment being made. As a result of the forfeitures of the 2016-2018, 2015-2017 and 2014-2016 TSR Units, our Chief Executive Officer forfeited TSR Units having a total grant date value of $2,118,251, while each of the other Named Executive Officers forfeited TSR Units having a total grant date value of $893,642. As a result of the increased weighting of TSR Units granted beginning in 2017, the economic impact of a forfeiture or below-target payout of TSR Units will be magnified, which will penalize the executives if they are not able to successfully execute our strategic vision and grow stockholder value.

Over the past three years, our CEO forfeited TSR

Units having an aggregate grant date value of

$2,118,251 and each of our other executives forfeited

TSR Units having an aggregate grant date value of

$893,642 as a result of our total stockholder returns

over the applicable performance periods

2016-2018 FFO Units. For the 2016-2018 FFO Unit performance period, the target adjusted normalized FFO amount was set at $190,390,000 for the 2018 calendar year. We achieved adjusted normalized FFO, after taking into account appropriate adjustments to eliminate the impact of the CCP acquisition, of approximately $172,071,014, which was above the threshold amount but below the target performance level. Adjusted normalized FFO is defined for these purposes substantially the same as described above in the discussion of our 2018 FFO Units, although adjusted normalized FFO was measured on an absolute basis (rather than on a per share basis) for the 2016-2018 performance period. Our adjusted normalized FFO performance resulted in a payout for each Named Executive Officer that was equal to 60% of his or her target number of FFO Units. We believe the fact that our Named Executive Officers earned below target FFO Unit payouts in a year where we successfully grew our adjusted normalized FFO demonstrates the rigor of our performance targets.

The grant-date fair value of the Time-Based Units, FFO Units and TSR Units granted to the Named Executive Officers in 2018 as determined under the accounting principles used in our financial reporting are reported in the “Summary Compensation Table—2016—2018” and the “Grants of Plan-Based Awards—2018” tables below.

Severance	Benefits

We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We provide severance protections to each of the Named Executive Officers pursuant to terms negotiated at the time of our becoming an independent, publicly traded company as set forth in their employment agreements, and we believe that these potential benefits helped us to attract and assemble a qualified executive team.

As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement). We do not believe that the Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any Named Executive Officer to receive severance benefits (i.e., these severance benefits are “double-trigger” benefits). The amount of each Named Executive Officer’s severance benefits is likely to increase in connection with a qualifying termination in connection with or following a change in control because, although the multiple for our Chief Executive Officer decreases, the multiple for the other Named Executive Officers increases, and a target bonus component is included in the change in control severance benefit formula for all of the Named Executive Officers. We offer these increased benefits in order to encourage our Named Executive Officers to remain employed with us, and focus on the creation of value for stockholders, during an important time when their prospects for continued employment following a change in control transaction may be uncertain. No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.

The terms of Time-Based Units, FFO Units and TSR Units each provide for accelerated vesting in connection with certain terminations of the Named Executive Officers’ employment with us, including a termination due to death, disability or a termination by us without good cause or by the executive for good reason but in general only if such termination occurs in connection with or following a change in control. Please see the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the termination of employment-based vesting provisions of these equity awards.

Stock Ownership Policy Applicable to Executive Officers

We believe that in order to align the interests of our executive officers with those of our stockholders, executive officers should have direct ownership in shares of our common stock. Accordingly, our Board of Directors has adopted a Stock Ownership Policy. Our Stock Ownership Policy requires our Chief Executive Officer to own shares of our common stock having a value equal to at least ten times his annual base salary and each of our other executive officers to own shares of our common stock having a value equal to at least five times the executive’s annual base salary. Shares subject to stock options and unvested stock unit awards are not considered owned by the executive for purposes of the policy. The executive officers are required to be in compliance with the required ownership level within four years from the date such person is first appointed as an executive officer and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance. Each of the Named Executive Officers is currently in compliance with the required ownership levels.

Robust stock ownership requirements (10x for CEO and 5x for other executives) align executive interests with stockholders

Clawback Policy

Our Board of Directors has adopted a compensation recoupment policy whereby in the event of a material restatement of Sabra’s financial results (whether due to mistake, fraud or other misconduct, or any other material noncompliance with applicable financial reporting requirements), the Compensation Committee is required to review our cash and equity incentive compensation awards and may, if it determines appropriate after considering all relevant facts and circumstances, require the reimbursement of the incremental incentive compensation that an executive officer received as a result of the incorrect financial results. Time-Based Units, FFO Units, TSR Units and payouts under our bonus program are each subject to the terms of this clawback policy.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Sabra and our stockholders, including awarding compensation that may not be deductible for tax purposes. Because we are taxed as a REIT, Section 162(m) considerations are not as significant for us as for other publicly-traded companies that are not taxed as REITs. There can be no assurance that any compensation will in fact be deductible as a result of the limitations under Section 162(m).

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Robert A. Ettl (Chair)

Craig A. Barbarosh

Jeffrey A. Malehorn

Milton J. Walters

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

Compensation Committee Interlocks and Insider Participation

Messrs. Ettl, Barbarosh and Walters each served as members of the Compensation Committee during all of 2018. Mr. Malehorn has served as a member of the Compensation Committee since June 2018. No member of the Compensation Committee is a past or present officer or employee of Sabra or had any relationship with us requiring disclosure under SEC rules requiring disclosure of certain transactions with related persons. In addition, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officer of which served as a director or member of the Compensation Committee during 2018.

Summary Compensation Table—2016—2018

The following table provides information on the compensation of the Named Executive Officers for 2018, 2017 and 2016. Because only three individuals served as our executive officers during 2018, we have only three Named Executive Officers for 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	All Other Compen- sation ($)(2)	Total ($)
Richard K. Matros	2018	850,000	—	3,825,510	—	—	—	4,675,510
Chairman, President & Chief Executive Officer	2017 2016	850,000 800,000	— —	3,979,775 3,220,470	— —	— —	— —	4,829,775 4,020,470

Harold W. Andrews, Jr.	2018	500,000	—	1,499,778	—	—	11,000	2,010,778
Executive Vice President, Chief Financial Officer & Secretary	2017 2016	500,000 472,500	— —	1,932,444 1,434,542	— —	— —	10,800 10,400	2,443,244 1,917,442

Talya Nevo-Hacohen	2018	500,000	—	1,499,778	—	—	11,000	2,010,778
Executive Vice President, Chief Investment Officer & Treasurer	2017 2016	500,000 472,500	— —	1,932,444 1,434,542	— —	— —	10,800 10,400	2,443,244 1,917,442

(1)

Annual Equity Awards. The amounts reported for 2018 include the aggregate grant date fair value of the time-based stock units (“Time-Based Units”), the FFO-based stock units (“FFO Units”) and the relative total stockholder return-based stock units (“TSR Units”) granted to the Named Executive Officers during 2018.

The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 12 to the Consolidated Financial Statements included in Sabra’s 2018 Annual Report. The FFO Units are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the FFO Units as follows: Mr. Matros ($599,874); Mr. Andrews ($219,947); and Ms. Nevo-Hacohen ($219,947). If we achieve the highest level of performance under the FFO Units, the grant date fair value for the FFO Units would increase to the following amounts: Mr. Matros ($1,199,748); Mr. Andrews ($439,895); and Ms. Nevo-Hacohen ($439,895).

2018 Bonus Units. The amounts reported for 2018 also include the aggregate grant date fair value of the bonus performance stock units (the “Bonus Units”) granted to the Named Executive Officers under our 2018 annual bonus program pursuant to an election by each Named Executive Officer to receive his or her annual bonus in the form of an equity award rather than in the form of a cash payment.

The aggregate grant date fair value of the Bonus Units was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 12 to the Consolidated Financial Statements included in Sabra’s 2018 Annual Report. The Bonus Units are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the Bonus Units as follows: Mr. Matros ($934,367); Mr. Andrews ($439,703); and Ms. Nevo-Hacohen ($439,703). If we had achieved the highest level of performance under the Bonus Units, the grant date fair value for the Bonus Units would have increased to the following amounts: Mr. Matros ($1,868,733); Mr. Andrews ($879,406); and Ms. Nevo-Hacohen ($879,406).

Please see “—Compensation Discussion and Analysis—Material Elements of Compensation” above for a discussion of the components of our 2018 equity awards and how these awards were determined.

(2)	Amount reported for 2018 represents 401(k) plan matching contributions.

Description of Employment Agreements—Salary and Incentive Bonus Payments

Following our becoming a separate publicly traded company, we entered into employment agreements with each of the Named Executive Officers, and certain of the terms of these agreements are briefly described below. Each executive’s agreement has an initial three-year term. The initial term is extended for a new three-year term on each anniversary of the effective date, unless either party provides 60 days’ notice prior to the applicable anniversary of the effective date, in which case the agreement will terminate on the anniversary of the effective date occurring in the second year following the year in which such notice was provided. Each agreement is also subject to earlier termination in connection with an executive’s termination of employment, and has a maximum term of ten years.

Each executive’s employment agreement provides for an initial annual base salary to the executive that is subject to annual merit increases. Each executive’s agreement entitles the executive to an annual incentive bonus pursuant to the terms of our executive bonus plan, which for 2018 was our 2018 bonus program described above in “Compensation Discussion and Analysis—Material Elements of Compensation—2018 Annual Incentive Compensation.” Each executive’s agreement also provides that the executive is entitled to participate in our usual benefit programs for our senior executives, to accrue paid time off in accordance with our policy for senior executives and to be reimbursed for the executive’s business expenses.

Grants of Plan-Based Awards—2018

The following table sets forth certain information concerning the Bonus Units, Time-Based Units, FFO Units and TSR Units that were granted to the Named Executive Officers during 2018. All of these awards were granted under our 2009 Performance Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold (#)	Target (#)	Maximum (#)
Richard K. Matros
Bonus Units	6/21/2018	45,357	56,697	113,394	—	934,367
Time-Based Units	12/24/2018	—	—	—	71,755	1,049,776
FFO Units	12/24/2018	13,530	41,003	82,006	—	599,874
TSR Units	12/24/2018	39,817	79,634	159,268	—	1,241,494
Harold W. Andrews, Jr.
Bonus Units	6/21/2018	21,344	26,681	53,362	—	439,703
Time-Based Units	12/24/2018	—	—	—	26,310	384,915
FFO Units	12/24/2018	4,961	15,034	30,068	—	219,947
TSR Units	12/24/2018	14,599	29,199	58,398	—	455,212
Talya Nevo-Hacohen
Bonus Units	6/21/2018	21,344	26,681	53,362	—	439,703
Time-Based Units	12/24/2018	—	—	—	26,310	384,915
FFO Units	12/24/2018	4,961	15,034	30,068	—	219,947
TSR Units	12/24/2018	14,599	29,199	58,398	—	455,212

(1)	For all awards reported above, amounts reported reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 based on the assumptions and methodologies referenced in footnote (1) of the “Summary Compensation Table—2016—2018,” and, in the case of the Bonus Units and FFO Units, the probable outcome of the applicable performance conditions. The amounts reported for these awards do not reflect whether the Named Executive Officer has actually realized or will realize a financial benefit from the awards (such as by vesting in an award).

Description of Equity Awards

During 2018, we granted each Named Executive Officer annual equity awards in the form of Time-Based Units, FFO Units and TSR Units as well as Bonus Units. Each stock unit subject to an award of Bonus Units, Time-Based Units, FFO Units and TSR Units represents the contractual right to receive one share of Sabra’s common stock. All of these awards were granted under, and are subject to the terms of, our 2009 Performance Incentive Plan. Certain of the terms of these awards are briefly described above in “Compensation Discussion and Analysis—Material Elements of Compensation—Long-Term Incentives.”

Outstanding Equity Awards at End of 2018

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2018, including the vesting dates for the portions of these awards that had not vested as of that date. For outstanding stock units that are entitled to receive dividend equivalents that are reinvested in an additional number of units that are subject to the same vesting requirements (including the applicable performance conditions) as the underlying units, the amounts reported include the additional units credited in respect of dividend equivalents as of December 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard K. Matros	25,744	(2)	424,261	31,669	(6)	521,905
	20,864	(3)	343,839	—	(7)	—
	54,110	(4)	891,733	8,349	(8)	137,592
	71,755	(5)	1,182,522	25,522	(9)	420,603
				8,245	(10)	135,878
				40,851	(11)	673,224
				21,013	(12)	346,294
				13,530	(13)	222,974
				39,817	(14)	656,184

Totals	172,473		2,842,355	188,996		3,114,654

Harold W. Andrews, Jr.	11,696	(2)	192,750	14,395	(6)	237,230
	9,483	(3)	156,280	—	(7)	—
	24,048	(4)	396,311	3,795	(8)	62,542
	26,310	(5)	433,589	11,601	(9)	191,184
				3,664	(10)	60,383
				18,156	(11)	299,211
				14,009	(12)	230,868
				4,961	(13)	81,757
				14,599	(14)	240,592

Totals	71,537		1,178,930	85,180		1,403,767

Talya Nevo-Hacohen	11,696	(2)	192,750	14,395	(6)	237,230
	9,483	(3)	156,280	—	(7)	—
	24,048	(4)	396,311	3,795	(8)	62,542
	26,310	(5)	433,589	11,601	(9)	191,184
				3,664	(10)	60,383
				18,156	(11)	299,211
				14,009	(12)	230,868
				4,961	(13)	81,757
				14,599	(14)	240,592

Totals	71,537		1,178,930	85,180		1,403,767

(1)

The dollar amounts shown are determined by multiplying the number of shares or units reported by the closing price of our common stock of $16.48 on December 31, 2018, which was the last trading day in 2018.

(2)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on January 10, 2019 and January 10, 2020.
(3)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on December 31, 2019 and December 31, 2020.
(4)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on December 31, 2019, December 31, 2020 and December 31, 2021.
(5)	Represents Time-Based Units that are scheduled to vest in substantially equal installments on December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022.
(6)

Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, were scheduled to vest on January 10, 2019. Amount shown reflects the actual payout of these FFO Units, which was equal to 60% of each Named Executive Officer’s target number of FFO Units.

(7)

Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, were scheduled to vest on January 10, 2019. Amount shown reflects that these TSR Units were forfeited without any payment being made as a result of our three-year relative total stockholder return over the applicable period.

(8)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2019. Amount shown is the threshold vesting level.
(9)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2019. Amount shown is the threshold vesting level.
(10)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2020. Amount shown is the threshold vesting level.
(11)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2020. Amount shown is the threshold vesting level.
(12)

Represents TSR Units with respect to the special TSR Unit award granted in December 2017 that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2020. Amount shown is the threshold vesting level.

(13)	Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2021. Amount shown is the threshold vesting level.
(14)	Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest on December 31, 2021. Amount shown is the threshold vesting level.

Stock Vested—2018

The following table provides information concerning shares of our common stock acquired by the Named Executive Officers upon the vesting of stock awards during the 2018 calendar year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Richard K. Matros	110,131	1,814,975
Harold W. Andrews, Jr.	50,851	838,035
Talya Nevo-Hacohen	50,851	838,035

(1)	The dollar amounts are determined by multiplying the number of shares subject to the stock award that vested by the per-share closing price of our common stock on the vesting date.
(2)

Includes the following amounts relating to stock awards that vested but the payment of which was deferred pursuant to the mandatory five-year deferral feature on the Named Executive Officers’ long-term equity awards described under “—Compensation Discussion and Analysis” above: Mr. Matros, $469,367; Mr. Andrews, $210,367; and Ms. Nevo-Hacohen, $210,367.

Nonqualified Deferred Compensation Table—2018

The following table provides information concerning stock units granted to the Named Executive Officers that are vested but have not yet converted to shares of Sabra common stock in accordance with the terms of the award. The stock units included in the following table remain subject to the mandatory five-year deferral, as described under “—Compensation Discussion and Analysis” above.

Name		Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Richard K. Matros	Stock Units	648,489	—	(7,038)	—	641,451
Harold W. Andrews, Jr.	Stock Units	291,773	—	(3,191)	—	288,582
Talya Nevo-Hacohen	Stock Units	291,773	—	(3,191)	—	288,582

(1)

Stock unit contributions represent the portion of the stock units granted to the Named Executive Officers that have vested but that remain subject to the mandatory five-year deferral. The amounts included in this column have previously been reported in the Summary Compensation Table.

(2)

Represents (i) the amount of the dividend equivalents in the form of additional stock units credited in 2018 with respect to the award (which are paid to the award holder at the time that the underlying award converts to shares, subject to the same cancellation provisions as the underlying award) and (ii) the change in the closing price of our common stock on December 31, 2018 compared to December 29, 2017. The amounts included in this column have not previously been reported in the Summary Compensation Table because the earnings are not preferential.

(3)	Represents the number of vested stock units held by the Named Executive Officer on December 31, 2018 multiplied by the closing price of our common stock on December 31, 2018.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us and/or a change in control of Sabra. These benefits are generally provided under the Named Executive Officers’ employment agreements or under the terms governing outstanding equity-based awards. For each Named Executive Officer, payment of the severance benefits provided for under his or her employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of us. All of the benefits described below would be provided by us. Please see “—Compensation Discussion and Analysis” above for a discussion of how the level of these benefits was determined.

Severance Benefits—Employment Agreements. In the event that a Named Executive Officer’s employment is terminated by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement), each executive will be entitled to receive the following benefits under his or her employment agreement:

•

a lump sum cash severance payment equal to his or her annual base salary then in effect multiplied by a severance multiplier (equal to 2.25 for Mr. Matros and 1.5 for each of Mr. Andrews and Ms. Nevo-Hacohen);

•	any accrued and unpaid bonus for any prior fiscal year;

•

a prorated bonus payment for the year in which the termination occurs based on actual performance, with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•

continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months for Mr. Matros and up to 18 months for each of Mr. Andrews and Ms. Nevo-Hacohen.

Under the employment agreements, if a Named Executive Officer’s employment is terminated by us without good cause or by the executive for good reason on or within two years following a change in control of Sabra (including a termination by us without good cause that occurs up to six months prior to a change in control at the request of the party seeking to effect the change in control), each executive will be entitled to receive the following benefits under his or her employment agreement in lieu of the benefits described above:

•	a lump sum cash severance payment equal to his or her annual base salary plus target bonus for the then current year multiplied by a severance multiplier of two;

•	any accrued and unpaid bonus for any prior fiscal year;

•

a prorated target bonus payment for the year in which the termination occurs calculated assuming we achieve 100% of the applicable financial performance target(s), with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•

continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months.

However, the benefits described above may be limited—if any payments under an executive’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Code, payments to the executive will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made.

If a Named Executive Officer’s employment terminates due to his or her death or disability, the executive will be paid any accrued and unpaid bonus for any prior fiscal year, and a prorated bonus payment for the year in which the termination occurs.

Restrictive Covenants. The employment agreements with the Named Executive Officers include each executive’s agreement that he or she will not disclose any of our confidential information at any time during or after employment. In addition, each executive has agreed that, for a period of two years following a termination of employment, he or she will not solicit our employees or customers or materially interfere with any of our business relationships. Each agreement also includes mutual non-disparagement covenants by the Named Executive Officer and us. If a Named Executive Officer breaches any of these restrictive covenants, we may generally cease further payment of the executive’s severance benefits and recover any severance benefits that were paid to the executive before the breach.

Accelerated Vesting – Equity Awards. Outstanding equity awards granted to the Named Executive Officers under our 2009 Performance Incentive Plan will be subject to accelerated vesting in connection with certain types of terminations of employment, as described below:

•

Time-Based Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within 30 days prior to or 18 months after a change in control of Sabra, any unvested Time-Based Units and other stock-units granted by Sabra that vest based on continued employment will become fully vested. In addition to becoming vested in connection with a termination of employment by us without good cause or by the executive for good reason related to a change in control, the Time-Based Units granted in 2017 will also become fully vested upon such an involuntary termination prior to a change in control.

•

FFO Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within 30 days prior to or 18 months after a change in control of Sabra, the executive’s target number of FFO Units will become fully vested.

•

TSR Units. If an executive’s employment terminates due to death or disability, the executive’s target number of TSR Units will become fully vested. If an executive’s employment terminates as a result of a termination by us without good cause or by the executive for good reason within 30 days prior to or 18 months after a change in control of Sabra, then any TSR Units earned based on actual performance will become fully vested.

The following table provides information concerning the potential termination or change in control payments that would be made to each Named Executive Officer under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2018. In the following table, we use the term “involuntary termination” to refer to a termination by us without good cause or by the executive for good reason.

	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)	Health Benefits ($)	Total ($)(4)
Richard K. Matros
Death or Disability	—	9,786,763	—	9,786,763
Involuntary Termination	1,912,500	891,733	63,204	2,867,437
Involuntary Termination in	3,825,000	9,786,763	63,204	13,674,967
Connection With Change in Control
Harold W. Andrews, Jr.
Death or Disability	—	4,287,190	—	4,287,190
Involuntary Termination	750,000	396,311	48,580	1,194,891
Involuntary Termination in	2,000,000	4,287,190	64,773	6,351,963
Connection With Change in Control
Talya Nevo-Hacohen
Death or Disability	—	4,287,190	—	4,287,190
Involuntary Termination	750,000	396,311	42,070	1,188,381
Involuntary Termination in	2,000,000	4,287,190	56,093	6,343,283
Connection With Change in Control

(1)

None of the Named Executive Officers would have been entitled to an additional pro-rated bonus payment from us for a termination of employment occurring at the end of the 2018 calendar year, so the pro-rated bonus-based severance provisions contained in each executive’s employment agreement would not result in any additional severance amounts for a termination occurring at year end.

(2)	Based upon the closing price of our common stock ($16.48) on December 31, 2018, which was the last trading day in 2018.
(3)

For TSR Units, we have assumed that the target number of units would become vested in connection with a change in control, although the actual number of TSR Units that would become vested in connection with a change in control is based on actual performance, and could be higher or lower than the target number of units.

(4)

We have assumed that no Named Executive Officer’s severance benefits would be “cut back” under his or her employment agreement in order to obtain the greatest after tax-benefit after giving effect to the excise tax imposed under Section 4999 of the Code. The actual severance benefits payable to the Named Executive Officers may be less than the amounts reported above as a result of the application of this “cut-back.”

Pay Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for 2018 was $4,675,510, and the median of the total 2018 compensation of all of our employees (excluding our Chief Executive Officer) was $158,140. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2018 to the median of the total 2018 compensation of all of our employees (excluding our Chief Executive Officer) to be 29.6 to 1.

We identified the median employee by taking into account the total gross wages as reported on Form W-2 paid in 2018 to all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2018. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total gross wages for 2018, although we did annualize the compensation for any permanent employees who were not employed by us for all of 2018. We believe total gross wages for all employees is an appropriate measure.

Once the median employee was identified as described above, that employee’s annual total compensation for 2018 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our Chief Executive Officer) in the “Total” column of the “Summary Compensation Table—2016—2018” above. The total compensation amounts included in the first paragraph of this pay ratio disclosure were determined based on that methodology.

We believe that the pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure may not be comparable to the pay ratio reported by other REITs or other public companies.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for Sabra’s equity compensation plan, the number of shares of common stock subject to outstanding awards and the number of shares remaining available for future award grants as of December 31, 2018. Sabra’s equity compensation plan is the 2009 Performance Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,169,277	(1)(2)	N/A	1,378,589	(3)
Equity compensation plans not approved by security holders	—		—	—

Totals	2,169,277		N/A	1,378,589

(1)

All of these shares were subject to outstanding stock unit awards under the 2009 Performance Incentive Plan. In accordance with applicable SEC rules, the table does not include equity awards that have been assumed by Sabra in connection with the CCP acquisition. As of December 31, 2018, an additional 1,225,057 shares were subject to outstanding stock options assumed in connection with the CCP acquisition with a weighted average exercise price of $28.04.

(2)	Reflects the maximum number of shares potentially issuable in connection with awards subject to performance-based vesting conditions.
(3)

Of the aggregate number of shares that remained available for future issuance, all were available under the 2009 Performance Incentive Plan and may be used for any type of award authorized under the 2009 Performance Incentive Plan, including stock options, stock units, restricted stock and stock bonuses.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted a written Related Person Transaction Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) Sabra was, is or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of Sabra’s last fiscal year was, an executive officer, director or director nominee of Sabra, (ii) any person who is known to be the beneficial owner of more than 5% of Sabra’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest.

Under this policy, Sabra’s Audit Committee is responsible for reviewing and approving or ratifying each related person transaction or proposed transaction; provided, however, that if the transaction falls within one of certain specified pre-approved categories, it shall not require review by the Audit Committee and shall be deemed to have been pre-approved by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee is required to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee and to approve only those related person transactions that are in, or not inconsistent with, the best interests of Sabra and its stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee is permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during 2018 were timely filed, with the exception of a Form 4 filed by each of Messrs. Andrews and Matros and Ms. Nevo-Hacohen to report an award of Time-Based Units granted on December 24, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of Messrs. Barbarosh, Foster, Geary, Malehorn and Walters. All members of the Audit Committee are independent directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1)(i) thereunder and the Nasdaq rules. The Audit Committee held five meetings during 2018. The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process, audit process and internal controls as more fully described in the written charter of the Audit Committee, a copy of which is available in the Investors—Corporate Governance section of our website at www.sabrahealth.com. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2018 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our 2018 Annual Report filed with the SEC.

Audit Committee of the Board of Directors

Craig A. Barbarosh (Chair)

Michael J. Foster

Ronald G. Geary

Jeffrey A. Malehorn

Milton J. Walters

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The table below shows the aggregate fees for services rendered by PwC for the fiscal years ended December 31, 2018 and December 31, 2017. PwC has served as Sabra’s independent registered public accounting firm since December 16, 2010.

Description of Professional Service	2018	2017
Audit Fees—professional services rendered for the audit of Sabra’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements (1)	$1,095,196	$1,693,383
Audit-Related Fees—assurance and related services that are reasonably related to the performance of the audit or review of Sabra’s consolidated financial statements	—	—
Tax Fees—professional services rendered for tax compliance, tax advice and tax planning (2)	439,744	2,067,057
All Other Fees—products and services other than those reported as “Audit Fees,” “Audited-Related Fees” or “Tax Fees”	—	—

Total	$1,534,940	$3,760,440

(1)	Audit fees for 2017 included $592,920 of non-recurring fees related to the audit of the CCP acquisition, including opening balance sheet, and review of SEC filings related to the CCP acquisition.
(2)

Tax fees in 2018 consisted of acquisition related due diligence, structuring and general consulting, as well as general tax planning and restructuring, review of REIT status qualification and other tax consultations. Tax fees for 2017 consisted of $1,032,670 for consulting unrelated to the CCP acquisition (fees related to acquisition related due diligence, structuring and general consulting, as well as general tax planning and restructuring, review of REIT status qualification and other tax consultations, but excludes consulting fees relating to the CCP acquisition) and $1,034,387 for consulting related to the CCP acquisition (fees for the tax advice services provided in connection with the CCP acquisition, which included advice with respect to the U.S. federal income tax consequences to stockholders of the merger with CCP, and the U.S. federal income tax consequences to Sabra arising from the merger, including review of CCP’s REIT status qualification).

Audit Committee Pre-Approval Policies and Procedures

Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The Audit Committee is authorized to delegate the pre-approval of permitted non-audit services to one or more of its members and, pursuant to this authority, the Audit Committee has authorized the Chairman of the Audit Committee, Mr. Barbarosh, to pre-approve interim requests for non-audit services, provided that any decisions to pre-approve any non-audit services must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all of the non-audit services provided by PwC in 2018 and 2017.

ELECTION OF DIRECTORS

(Proposal No. 1)

Nominees for Election

The Board of Directors currently consists of nine members. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Ronald G. Geary, Lynne S. Katzmann, Raymond J. Lewis, Jeffrey A. Malehorn, Richard K. Matros and Milton J. Walters for election to the Board. All of our director nominees are currently directors of Sabra. Information about each of our director nominees, including biographical summaries of their experience and qualifications, can be found in this Proxy Statement under the caption “Board of Directors and Executive Officers—Directors of the Company.” Ms. Katzmann was appointed to our Board of Directors on March 14, 2019 and was initially identified as a potential director candidate by our chief executive officer.

In recommending director nominees for selection by the Board, the Nominating and Governance Committee considers a number of factors, which are described in more detail above under “Corporate Governance—Director Nomination Process.” In considering these factors, the Nominating and Governance Committee and the Board consider the fit of each individual’s skills with those of other directors to build a board of directors that is effective, collegial and responsive to the needs of our company.

Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee becomes unable or unwilling for good cause to serve as a director for any reason (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Each of the directors who are elected will serve until the next annual meeting of stockholders and until his successor is elected and qualified.

Majority Voting Standard

Our Bylaws provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected.

In the case of an uncontested election where the number of director nominees does not exceed the number of directors to be elected, if a nominee who is then serving as a director is not elected at the meeting by the requisite majority of the votes cast, under Maryland law, the director would continue to serve on the Board of Directors as a “holdover director.” To address this holdover issue, as required by our Bylaws, each director has submitted an irrevocable letter of resignation that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the facts and circumstances relating to the election and the resignation and recommend to the Board of Directors, within 60 days following certification of the election results, whether the resignation should be accepted or rejected or whether other action should be taken. The Board of Directors must decide whether to accept or reject the resignation within 90 days following certification of the election results, taking into account the recommendation of the Nominating and Governance Committee, and shall publicly disclose its decision. A nominee who was not already serving as a director and is not elected at the meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR each of the nine nominees for director.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. We are not required by our Bylaws or applicable law to submit the appointment of PwC for stockholder approval. However, as a matter of good corporate governance, the Board of Directors has determined to submit the Audit Committee’s appointment of PwC as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of PwC, the Audit Committee will consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of Sabra and its stockholders.

Additional information about PwC, including the fees we paid to PwC in 2018 and 2017, can be found in this Proxy Statement under the caption “Audit Information.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of PwC with respect to the audit of our annual financial statements.

A representative of PwC is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR ratification of the appointment of PwC as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal No. 3)

Sabra is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

As described above in this Proxy Statement, Sabra completed a series of transformative transactions between mid-2017 and 2018 that we believe have positioned our company to succeed in our dynamic industry and deliver long-term value to our stockholders.

In light of these transformative achievements, the Compensation Committee continues to believe that the executive compensation program objective is to reward our executives for successfully creating long-term stockholder value by executing on our strategic plan, while at the same time penalizing our executives and requiring forfeiture of compensation if they are not able to successfully execute our strategic plan and grow stockholder value.

As described in our Compensation Discussion and Analysis, the Compensation Committee took several actions in 2018 to incentivize the Named Executive Officers to create long-term value from our transformative transactions. We urge stockholders to consider the Summary of 2018 Compensation Decisions contained in the beginning of our Compensation Discussion and Analysis before voting on this proposal.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal on the compensation paid to our Named Executive Officers is advisory only and will not be binding on Sabra, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, Sabra, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering Sabra’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Sabra’s current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such advisory vote will occur at the 2020 annual meeting of stockholders.

Recommendation of the Board

Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

OTHER MATTERS

The Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournments or postponements thereof and is voted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2020 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in Sabra’s proxy statement, stockholder proposals must be received no later than January 4, 2020 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2020 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2020 annual meeting of stockholders. Proposals should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

Requirements for Proxy Access Nominations. Any stockholder (or group of up to 20 stockholders) meeting our continuous ownership requirements set forth in our Bylaws that wishes to nominate candidates for election to our Board for inclusion in our proxy materials for our 2020 annual meeting of stockholders must provide written notice to our Secretary no earlier than December 5, 2019, nor later than January 4, 2020. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Article II, Section 13 of our Bylaws. Proxy access nominations should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

Requirements for Proposals and Nominations of Director Candidates Not Intended for Inclusion in Proxy Materials. Stockholders who wish to nominate persons for election to the Board of Directors at the 2020 annual meeting of stockholders or who wish to present a proposal at the 2020 annual meeting of stockholders, but whose nomination or stockholder proposal will not be included in the proxy materials Sabra distributes for such meeting, must deliver written notice of the nomination or proposal to Sabra’s Secretary no earlier than December 5, 2019 and no later than 5:00 p.m., Eastern time, on January 4, 2020 (provided, however, that if the 2020 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s Annual Meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2020 annual meeting of stockholders and no later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of the 2020 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2020 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article II, Section 11 of our Bylaws. A stockholder’s written notice should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

Stockholder proposals or director nominations submitted to the Secretary that do not comply with the above requirements may be excluded from our proxy materials and/or may not be acted upon at the 2020 annual meeting of stockholders, as applicable.

ANNUAL REPORT TO STOCKHOLDERS

Our 2018 Annual Report has been posted, and is available without charge, on our corporate website at www.sabrahealth.com. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2018 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2018 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2018 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Investor Relations: Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2018 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2018 Annual Report, or if you hold Sabra stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling, toll-free in the United States, 1-866-540-7095. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2018 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a bank, broker or other nominee, please contact your bank, broker or other nominee directly if you have questions, require additional copies of this Proxy Statement or the 2018 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of Sabra common stock sharing an address.

ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

By Order of the Board of Directors,

Irvine, California April 29, 2019	Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary

SABRA HEALTH CARE REIT, INC. 18500 VON KARMAN AVE. SUITE 550 IRVINE, CA 92612
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
NAME
THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K
CONTROL # â†’
SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

x
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS
PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees For Against Abstain
1a. Craig A. Barbarosh 0 0 0 1b. Robert A. Ettl 0 0 0 1c. Michael J. Foster 0 0 0 1d. Ronald G. Geary 0 0 0 1e. Lynne S. Katzmann 0 0 0 1f. Raymond J. Lewis 0 0 0 1g. Jeffrey A. Malehorn 0 0 0 1h. Richard K. Matros 0 0 0 1i. Milton J. Walters 0 0 0
The Board of Directors recommends you vote FOR
proposals 2 and 3.
For
Against
Abstain
2.
Ratification of the appointment of
0
0
0
PricewaterhouseCoopers LLP as Sabra’s
independent registered public accounting firm
for the fiscal year ending December 31, 2019.
3. Approval, on an advisory basis, of the
0
0
0 compensation of Sabra’s named executive
officers.
NOTE: Such other business will be transacted at the meeting as may properly come before the meeting or any adjournments or postponements thereof.
0000000000
0 2
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
SHARES CUSI
P # JOB # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement, and 2018 Annual Report on Form 10-K are available at www.proxyvote.com .
SABRA HEALTH CARE REIT, INC. Annual Meeting of Stockholders June 21, 2019 at 9:00 AM Pacific Time This proxy is solicited by the Board of Directors
The undersigned stockholder(s), hereby revoking any proxy previously given, hereby appoint(s) Richard K. Matros and Harold W. Andrews, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SABRA HEALTH CARE REIT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held June 21, 2019, at Sabra’s Headquarters, 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and any adjournments or postponements thereof. The proposals referred to on the reverse side hereof are described in the Proxy Statement that is being delivered in connection with the Annual Meeting of Stockholders.
This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations included on the reverse side thereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournments or postponements thereof.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO RETURN THIS PROXY.
Continued and to be signed on reverse side
0000419366_2 R1.0.1.18